UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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2020

Annual Meeting of Shareholders

Essential Utilities, Inc.

Essential™

Providing natural resources for life.

Christopher H. Franklin

“We are steadfast in our commitments – investing in infrastructure, operational excellence, environmental stewardship and rigorous safety standards – which improve reliability and service for our customers, provide consistent return for shareholders and contribute to the economic prosperity of communities we serve.”

Preliminary Proxy Statement

To Our Shareholders

On behalf of your Board of Directors, I am pleased to invite you to attend the 2020 Annual Meeting of the Shareholders of Essential Utilities, Inc. to be held on Wednesday, May 6, 2020 in Pittsburgh, Pennsylvania. This will be our first Annual Meeting of Shareholders following the closing of the acquisition of Peoples Natural Gas, and the changing of our name from Aqua America, Inc. to Essential Utilities, Inc.

The combination of these two companies, each of which have been in existence for more than 130 years, will provide an opportunity to make a substantial contribution to the improvement in our nation’s infrastructure while simultaneously adding shareholder value. Peoples Natural Gas, the nation’s fifth largest natural gas local distribution company, adds 745,000 new utility customers to our existing platform, as the second largest publicly traded water utility with one million water and wastewater customer connections. Together, these two utilities, under Essential Utilities, Inc., are expected to invest nearly $1 billion a year to improve our nation’s infrastructure.

Importantly, in the context of the transaction, the Company’s board and management remain optimistic in growing the water business; the addition of a natural gas utility platform is supplemental to the expected continued growth in our water business. As an example of the Company’s commitment to expanding the water and wastewater business, in October 2019, we announced an agreement to purchase the wastewater assets of the Delaware County Regional Water Control Authority (DELCORA), the largest municipal transaction in the Company’s history. Both the board and management remain confident in the continued growth in the water and wastewater business.

For the beginning part of 2019, the Company’s stock price lagged industry stock multiples. We attribute the temporary lag to the market’s anticipation of the large equity and debt offerings that needed to be undertaken to finance the acquisition of Peoples Natural Gas. After the successful completion of the debt and equity offerings, the market and stock price reacted positively, and we finished the year with a total return to shareholders of 40%.

Our transaction with Peoples Natural Gas has given us an opportunity to revisit our compensation plans and our ESG (Environmental, Social and Governance) initiatives. Reflected in this proxy statement, you will recognize a marked difference in our approach. After listening carefully during more than 500 meetings with investors in 2019, we have incorporated much of that feedback into our approach to compensation and corporate strategy. The 2020 proxy statement includes information regarding matters important to our shareholders about these efforts.

You will notice one change immediately - we have enhanced our disclosures and made our proxy statement easier to read and understand. We are pleased with the results and hope that you are as well.

Thank you for your confidence in Essential!

Sincerely,

Christopher H. Franklin

Chairman, President and Chief Executive Officer

March 27, 2020

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   1

Notice of Annual Meeting of Shareholders

Essential Utilities, Inc.
762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

The annual meeting will be held:

Wednesday, May 6, 2020
8:00 A.M. Local Time

Location

Peoples Natural Gas Headquarters
375 North Shore Drive

Pittsburgh, Pennsylvania 15212

Record Date

March 9, 2020

Purpose

The Annual Meeting of Shareholders of Essential Utilities, Inc. (the “Company”) will be held for the following purposes:

1  To elect nine nominees for directors;

2  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2020 fiscal year;

3  To approve an advisory vote on the compensation paid to the Company’s named executive officers for 2019;

4  To approve an amendment to the Amended and Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) to establish a majority voting standard in uncontested director elections;

5  To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million; and

6  To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Who can vote

Only shareholders of record at the close of business on March 9, 2020 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

How to vote

Your vote is important

We urge each shareholder to promptly sign and return the enclosed proxy card, or to use telephone or internet voting. See our questions and answers about the meeting and the voting section of the proxy statement for information about voting by telephone or internet, how to revoke a proxy and how to vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2020

The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report to Shareholders are available at: www.essential.co/investor-relations

	By internet* www.proxyvote.com	By phone* In the U.S. or Canada dial toll-free 1-800-690-6903	In person At the 2020 Annual Shareholders’ Meeting	By mail Return your proxy card in the postage-paid envelope provided

* You have until 11:59 p.m. (ET) on May 5, 2020 to vote through the internet or by phone, and if you are a plan participant you have until 11:59 p.m. (ET) on May 3, 2020 to vote through the internet or by phone. If you vote by Internet or by Phone, you do not need to mail back your proxy card.

As part of our precautions with respect to the coronavirus or COVID-19 outbreak, we may consider alternative arrangements for the 2020 Annual Meeting, which may include a change in date, time, or location of the meeting, including holding the meeting solely by means of remote communication. If we make any such changes, we will announce the decision in advance through all appropriate means, and provide details on our website.

By Order of the Board of Directors, Christopher P. Luning Secretary March 27, 2020

2   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on management’s beliefs and assumptions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized. For details on the uncertainties that may cause the Company’s actual future results to be materially different than those expressed in our forward-looking statements, see our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made. Essential Utilities, Inc. expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   3

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Summary of Matters to be Voted upon at the Annual Meeting

The following table summarizes the items that shareholders are being asked to vote on at the 2020 Annual Meeting:

Proposal	Description	Vote Recommendation	Page Reference
Proposal 1 Election of Directors	The Board of Directors of the Company (the “Board of Directors” or the “Board”) and the Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills, and experience to provide advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our shareholders.	FOR each Director Nominee	10
Proposal 2 Ratification of Independent Accounting Firm	The Board believes the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP.	FOR	37
Proposal 3 Advisory Vote to Approve Named Executive Officers’ Compensation	The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers for 2019 as described in the Compensation Discussion and Analysis (“CD&A”) and the compensation tables and narrative discussion. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR	39
Proposal 4 Approval of an Amendment to the Articles of Incorporation to establish a majority voting standard in uncontested director elections	The Board believes that amending the Company’s Amended and Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) to establish a majority voting standard in all uncontested director elections directly aligns the directors with the shareholders and allows for greater accountability of the directors.	FOR	83
Proposal 5 Approval of an Amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million	The Board believes that amending the Company’s Articles of Incorporation to increase the authorized shares of common stock is in the best interests of the Company and its shareholders by allowing the Company to have flexibility for acquisitions and other business combinations, public or private financing, and other various corporate programs or purposes.	FOR	85

What’s New

•  We enhanced our disclosures and made our proxy statement easier to read and understand.

•  We closed the acquisition of Peoples Natural Gas, and changed our name from Aqua America, Inc. to Essential Utilities, Inc.

•  The Executive Compensation Committee held in-depth discussions on the Company’s strategy and compensation program with our largest investors, assessing the peer group, and evaluating each component of the package including base salaries, short term incentives, and long-term incentives.

•  Our new 2020 compensation program’s performance measures align the interests of our stakeholders and our named executive officers by correlating the amount of the named executive officer’s pay with the short-term and long-term performance of the Company and its stock price. See pages 48 through 49 for a summary of the extensive new compensation program changes.

4   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proxy Summary

Director Nominees

Director Nominees (page 10)

The following table provides summary information about each of the Company’s nine director nominees. Each director will serve a one-year term if elected.

All directors are independent except for Mr. Franklin and Mr. DeBenedictis.

					Current Committee Memberships
Director Nominee	Age	Director Since	Principal Occupation	Other Public Company Boards	Executive	Executive Compensation	Audit	Risk Mitigation & Investment Policy	Corporate Governance
Elizabeth B. Amato	63	2018	Executive Vice President and Chief Human Resources Officer United Technologies Corporation	—		●			●
Nicholas DeBenedictis	74	1992	Chairman Emeritus and Former Chief Executive Officer Essential Utilities, Inc.	3				CHAIR
Christopher H. Franklin	54	2015	Chairman, President and Chief Executive Officer Essential Utilities, Inc.	—	●			●
Wendy A. Franks	45	2020	Senior Principal, Canada Pension Plan Investment Board	—			●	●
Daniel J. Hilferty Lead Independent Director	63	2017	President and Chief Executive Officer Independence Health Group	—	●	●			CHAIR
Francis O. Idehen	42	2019	Chief Operating Officer GCM Grosvenor	—			●	●
Ellen T. Ruff	71	2006	Former President Duke Energy	—	●	CHAIR			●
Lee C. Stewart	71	2018	Private Financial Consultant	2	●		CHAIR	●
Christopher C. Womack	62	2019	President, External Affairs Southern Company	—		●			●
Committee Meetings held in 2019					0	7	10	6	6

Board Nominees

from left to right

Christopher H.

Franklin

Ellen T. Ruff

Francis O. Idehen

Wendy A. Franks

Lee C. Stewart

Christopher C. Womack

Daniel J. Hilferty

Elizabeth B. Amato

Nicholas DeBenedictis

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   5

Proxy Summary

Board Composition

Board Composition

Diversity of Skills and Experience

Corporate Governance Highlights

We are committed to maintaining strong standards of corporate governance, which promote the long-term interests of our shareholders, strengthen Board and management accountability, and help build public trust in our Company. The “Corporate Governance” section beginning on page 18 describes our corporate governance framework.

Board Accountability	• Annual election of directors • 15 year term limit for directors who were elected after 2015 • Mandatory retirement age of 75 for directors
Board Independence	• Seven out of nine director nominees are independent • Independent audit, compensation, and governance committees
Lead Independent Director	• Lead Independent Director with clearly defined and robust responsibilities
Board and Committee Evaluations	• Peer evaluations of the Board and its committees
Board Diversity	• Over 55% of the Board is diverse • 33% of the Board is comprised of female directors
Board Refreshment	• Since 2015, 66% of the directors are newly appointed or elected
Board Oversight	• Risk oversight by full Board and all committees • Robust oversight of cybersecurity measures by full Board and Risk Mitigation and Investment Policy Committees
Stock Ownership Guidelines	• Robust director and management stock ownership guidelines – Directors: 5x annual base cash retainer – CEO: 5x midpoint of average base salary – Other NEOs/EVPs: 3x midpoint of average base salary
Shareholder Engagement	• Comprehensive shareholder outreach conducted in 2019 with more than 500 meetings held with investors

6   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proxy Summary

2019 Performance Highlights

2019 Performance Highlights

During 2019, our leadership team remained focused on growing our customer base through acquisitions, prudently investing capital to renew our aging infrastructure, obtaining regulatory approval for the Peoples Natural Gas acquisition, successfully closing on the Company’s first public equity offering since 2006 and its first corporate debt offering, and creating efficiencies across the organization. We see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors. We do this while building on our core values of respect, integrity, and the pursuit of excellence.

Financial Highlights

During 2019, we remained focused on our mission to be the best possible provider of essential resources by serving the needs and expectations of our customers, shareholders, employees and the communities we serve both today and for future generations. At the same time we continued to focus on growing our customer base through acquisitions, prudently investing capital to renew our aging infrastructure, and creating efficiencies across the organization.

All of this was in addition to working on efforts to integrate and close the Peoples Natural Gas transaction and to negotiate and sign the DELCORA municipal wastewater acquisition, which is the largest municipal acquisition in our history. We continue to see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors.

•  In 2019, we invested $550 million on infrastructure projects, helping to ensure safe and reliable water for all customers.

•  Revenues were $889.7 million in 2019, an increase of 6.2 percent over 2018.

•  Earnings per share were $1.04 in 2019, including items from the Peoples transaction. Excluding these items, adjusted (non-GAAP) earnings per share were $1.47 compared to earnings per share of $1.41 in 2018.*

•  We added approximately 12,000 customer connections thru acquisition in 2019 and increased customers served by more than 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2019 added over $50 million in rate base.

•  In September we announced the DELCORA acquisition, a $276 million acquisition of a wastewater authority which provides service to over half a million people. DELCORA has the equivalent of 165,000 retail customers.

•  From January 1, 2017 to December 31, 2019, the total return to our shareholders, including share price appreciation and dividends paid, shows 67.75 percent growth. In 2019 alone our total return to shareholders was 40.41 percent.

•  In July 2019, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $0.9372 per share.

•  We completed the financing for the previously announced agreement to acquire Peoples Natural Gas, a natural gas distribution utility, that reflects an enterprise value of $4.275 billion. This included an equity offering which was oversubscribed and a debt offering locking in long-term rates at under 4%.

•  We revisited our ESG program, publishing new tear sheets and disclosures in February 2020 and submitted our second report to the CDP, receiving an increased grade of B-.

Revenues $889.7M up 6.2%é	Adjusted EPS* $1.47 vs $1.41	TSR 68% Growth, since 2017	Dividends to Shareholders 7%é Increase
*	See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   7

Proxy Summary

Compensation Highlights

2017–2019 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years:

Target EPS (adjusted for comp plan)		EPS (adjusted for comp plan)	STI Payout %	3 Year TSR Return	PSU Payout %
2017	$1.36	$1.37	118.44%	58.08%	109.19%
2018	$1.39	$1.44	136.34%	23.32%	70.68%
2019	$1.47	$1.50	126.45%	67.75%	159.91%

Comparison of Five Year Cumulative Total Return*

Below is a chart showing our Total Return to our shareholders over the past five years as compared to the S&P 500 Index and the S&P MidCap 400 Utilities Index.

*	$100 invested on 12/31/14 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Compensation Highlights

Highlights of our executive compensation program include:

•  Extensive shareholder outreach designed to align compensation practices with shareholders

•  Compensation program highly correlated to total shareholder return, adjusted earnings per share, and other financial metrics

•  Emphasis on performance-based compensation

•  Significant portion of compensation is variable and at risk

•  Reasonable change-in-control agreements with double-trigger termination

•  Clawback policies in place

•  Anti-hedging and anti-pledging policy

•  No tax gross ups

•  Shareholding requirement ensures that executives are aligned with shareholders

•  Reasonable severance arrangements in line with market practices

•  Modest perquisites

•  Newly designed 2020 compensation program aimed at incenting management to drive safety and customer satisfaction following the acquisition of Peoples Natural Gas and to drive long-term shareholder growth

8   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proxy Summary

2019 Pay for Performance Compensation Program

2019 Pay for Performance Compensation Program

Our goal is to instill a pay-for-performance culture throughout our Company. Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders.
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
–	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives.
•	Reward our named executive officers for leadership excellence and contribution to the organization’s success.
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

2019 NEO Total Compensation Pay Mix

CEO

25% Base Salary	29% Compensation Short-Term Incentives (Cash)	32% Stock Options	14% Restricted Stock Units (RSUs) Performance Based
75% Performance and/or Stock-Based Compensation

NEO
37% Base Salary	28% Compensation Short-Term Incentives (Cash)	25% Stock Options	10% Restricted Stock Units (RSUs) Performance Based
63% Performance and/or Stock-Based Compensation

Shareholder Outreach and Results of 2019 Advisory Vote to Approve Executive Compensation

At our 2019 annual meeting of shareholders, fewer shareholders supported our say on pay proposal than the 2013-2018 average of 95%. The Board believes that the shareholder return result lagged the industry due to the impact of the then-pending large acquisition of Peoples Natural Gas and the overhang of the pending equity and debt issuances rather than the underlying performance of the Company. However, management and the Board took the resulting shareholder vote seriously and committed to take several steps to address the executive compensation program in 2020.

Over the course of 2019, management held more than 500 meetings with investors. Additionally, the Company requested meetings with the 25 largest shareholders, representing over 45% of our outstanding common stock. We engaged with every shareholder who accepted our offer to meet. During these meetings and calls, we discussed numerous topics, including strategic, executive compensation, and environmental, social and governance issues.

As a direct result of these meetings and calls, the Company took a number of actions in 2019 to address shareholder feedback on our executive compensation program and environmental, social, and governance programs.

For more information on our shareholder engagement program, investor feedback and the actions taken in response to that feedback, please see page 25 in this proxy statement.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   9

Proposal 1:

Election of Directors

All of the director nominees who are elected, will be elected for a one-year term expiring at the 2021 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. The Corporate Governance Committee reviewed the qualifications of the directors in relation to the candidate nomination criteria under the Company’s Corporate Governance Guidelines. The Corporate Governance Committee voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Ms. Amato, Mr. DeBenedictis, Mr. Franklin, Ms. Franks, Mr. Hilferty, Mr. Idehen, Ms. Ruff, Mr. Stewart, and Mr. Womack for election as directors at the 2020 Annual Meeting, with each nominee abstaining from the vote with respect to his or her nomination, as applicable.

Therefore, nine nominees will stand for election by a plurality of the votes cast at the 2020 Annual Meeting. At the 2020 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the nine nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under NYSE rules. Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or become unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes that the nominees will be available to serve.

Director Independence

Based on a review applying the standards in the Company’s Corporate Governance Guidelines, including a review of the applicable NYSE, SEC, and Company standards, and considering the relevant facts and circumstances of any transactions, relationships, and arrangements between the directors and the Company, the Board of Directors has affirmatively determined that each director and nominee for director is independent, other than Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer, and Mr. DeBenedictis, the Company’s Chairman Emeritus and former Chief Executive Officer. For more information, see “Governance Practices & Policies” beginning on page 30 for our Director Independence Standards and Related Persons Transaction Policy.

Age and Term Limits

The Board believes that term limits are an important element of good governance. However, it also believes that it must strike the appropriate balance between the contribution of directors who have developed, over a period, meaningful insight into the Company and its operations, and therefore can provide an increasing contribution to the Board as a whole. Accordingly, in 2015, the Board established that upon the fifteenth anniversary of a director accepting an initial appointment or election to the Board of Directors, the director will tender his or her resignation to the Board (the “Term Limit Policy”). The Term Limit Policy does not apply to directors who were elected on or before December 1, 2015.

Following extensive research, including conducting an outreach program to the Company’s largest shareholders to seek their opinion, the Board determined that 75 years of age was the appropriate age for a director to submit his or her resignation from the Board of Directors. As such, all directors are required to submit their resignation from the Board effective as of their 75th birthday.

Information Regarding Nominees

For each of the nine nominees for election as directors at the 2020 Annual Meeting, set forth below is information as to the positions and offices with the Company held by each, the principal occupation of each during at least the past five years, the directorships of public companies and other organizations held by each and the experience, qualifications, attributes or skills that, in the opinion of the Corporate Governance Committee and the Board of Directors, make the individual qualified to serve as a director of the Company.

10   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 1 Election of Directors

Information Regarding Nominees

Director Experience, Qualifications, Attributes and Skills Criteria

The chart below summarizes the experience, qualifications, attributes, and skills of each of the nominees:

Experience, Qualifications, Attributes and Skills	Utility Industry	Regulatory	Financial	Legal/ Government	Leadership	Mergers & Acquisitions	Geographic Diversity	“C-Suite” Experience
Amato				●	●	●	●	●
DeBenedictis	●	●	●	●	●	●		●
Franklin	●	●	●	●	●	●		●
Franks			●		●	●	●	●
Hilferty		●	●		●	●		●
Idehen	●	●	●
Ruff	●	●		●	●	●	●	●
Stewart	●	●	●		●	●	●	●
Womack	●	●		●	●	●	●	●

Based upon these qualifications, attributes, and skills, the Board of Directors determined that the following members are best suited for service on the following Committees:

Committee	Chair	Other Members
Audit	Lee C. Stewart*	Wendy A. Franks, Francis O. Idehen*
Corporate Governance	Daniel J. Hilferty	Ellen T. Ruff, Elizabeth B. Amato, Christopher C. Womack
Executive Compensation	Ellen T. Ruff	Daniel J. Hilferty, Elizabeth B. Amato, Christopher C. Womack
Executive	Christopher H. Franklin	Daniel J. Hilferty, Lee C. Stewart, Ellen T. Ruff
Risk Mitigation and Investment Policy	Nicholas DeBenedictis	Wendy A. Franks, Lee C. Stewart, Francis O. Idehen, Christopher H. Franklin

*Audit Committee Financial Expert

Annually, the Corporate Governance Committee and the Board of Directors review the membership of the individuals on the Committees and re-organize the Committees, if necessary.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   11

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Nominees for Election at the 2020 Annual Meeting

Board Committees • Corporate Governance Committee • Executive Compensation Committee Key Skills • Legal/Government • Leadership • Mergers & Acquisitions • Geographic Diversity • “C-Suite” Experience	Elizabeth B. Amato Executive Vice President and Chief Human Resources Officer, United Technologies Corp.	Director since 2018 Age 63 Independent Director

Experience

•  Executive Vice President & Chief Human Resources Officer of United Technologies Corp. (“UTC”) 2015 to present.

•  Senior Vice President, Human Resources and Organization of UTC with global responsibility for UTC’s Human Resources and Communications functions 2012-2015.

•  Ms. Amato joined UTC in 1985 at Pratt & Whitney and has held a variety of the most senior human resources leadership positions across the corporation in both aerospace and commercial building systems, including UTC Climate, Controls & Security (2011-2012), Carrier (2010-2011), Pratt & Whitney (2006-2009) and Sikorsky (1997-2006).

Ms. Amato is a recipient of the YWCA Women Achievers Award and is currently a member of the Human Resources Policy Association, the CHRO Board Academy and is a member of the Board of Directors for Children’s Healthcare Charity, Inc. Ms. Amato holds a bachelor’s degree in political science from Davidson College and a law degree from the University of Connecticut.

Qualifications:

Ms. Amato has over 30 years of experience in various roles with responsibilities ranging from integrating acquisitions to human resources to executive compensation. The Board of Directors views Ms. Amato’s independence, her broad experience, and her leadership roles within the industry as important qualifications, skills and experience that support the Board of Directors’ conclusion that Ms. Amato should serve as a director of the Company.

Other current public company directorships (0).

Board Committees

•  Chairman, Risk Mitigation
and Investment Policy
Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Legal/Government

•  Leadership

•  Mergers & Acquisitions

•  “C-Suite” Experience

Nicholas DeBenedictis Chairman Emeritus, Essential Utilities, Inc.	Director since 1992 Age 74

Experience

•  Chairman Emeritus of the Board, having retired as Chief Executive Officer of the Company in 2015 and as non-executive Chairman of the Board in 2017.

•  Chief Executive Officer from 1992 until 2015 and Chairman of the Board from 1993 until 2017.

•  Senior Vice President for Corporate Affairs of PECO Energy Company (an Exelon Corporation) 1989 to 1992.

•  President of the Greater Philadelphia Chamber of Commerce 1986 to 1989.

•  Secretary of the Pennsylvania Department of Environmental Resources 1983 to 1986.

Qualifications:

In addition to his knowledge and experience as the Company’s previous Chairman of the Board from 1993 to 2017 and Chief Executive Officer from 1992 to 2015, and his prior experience as a senior executive of a major electric utility, Mr. DeBenedictis has experience as the head of Pennsylvania’s environmental regulatory agency. He serves as a director of three other public companies, including, as member of the corporate governance, audit, finance and compensation committees of those companies. Mr. DeBenedictis has also held leadership positions with various, educational, business, civic and charitable institutions. The Board of Directors views Mr. DeBenedictis’ experience with various aspects of the utility industry and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. DeBenedictis should serve as a director of the Company.

Other current public company directorships (3):

Exelon Corporation, P.H. Glatfelter Company and Mistras Group.

Other current directorships:

Mr. DeBenedictis serves on the Boards of Pennsylvania area non-profit, civic, and business organizations, including Independence Health Group.

12   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Board Committees • Audit Committee • Risk Mitigation and Investment Policy Committee Key Skills • Financial • Leadership • Mergers & Acquisitions • Geographic Diversity	Wendy A. Franks Senior Principal, Canada Pension Plan Investment Board	Director since 2020 Age 45 Independent Director

Experience

•  Senior Principal, Canada Pension Plan Investment Board (“CPPIB”) 2012 to present; responsible for sourcing and evaluating potential relationship investment opportunities, monitoring portfolio Company performance and development of the business network.

• Associate principal at McKinsey & Co., where she helped a number of clients develop business strategies.

Ms. Franks has a bachelor’s degree in chemical engineering and a master’s degree in applied science in electrical and computer engineering from the University of Waterloo. She holds a Ph.D. in Natural Sciences from the Swiss Federal Institute of Technology, Zurich.

Ms. Franks joined the Board as a nominee designated by CPPIB under the terms of the Company’s private placement transaction with CPPIB.

Qualifications:

The Board has determined, based on her abilities, qualifications, knowledge, judgment, character, leadership skills, education, background and experience in fields and disciplines relevant to the Company, including her U.S. GAAP financial expertise, that Ms. Franks is qualified to serve on the Board and will make a positive contribution to the Board. The Board of Directors views Ms. Frank’s extensive experience with mergers and acquisitions, her auditing and evaluation of financial statements and complex accounting issues, her capabilities, and her demonstrated leadership roles as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Franks should serve as a director of the Company.

Other current public company directorships (0).

Other current directorships:

ReNew Power, the largest renewable energy independent power producer in India.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   13

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Board Committees

•  Chair, Executive Committee

•  Risk Mitigation and
Investment Policy
Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Legal/ Government

•  Leadership

•  Mergers & Acquisition

•  “C-Suite” Experience

Christopher H. Franklin Chairman, President, and Chief Executive Officer, Essential Utilities, Inc.	Director since 2015 Age 54

Experience Chairman, President, and Chief Executive Officer of the Company.
• Mr. Franklin has worked for the Company for 27 years in a variety of leadership positions: President and Chief Executive Officer since July 2015; Executive Vice President, and President and Chief Operating Officer, Regulated Operations 2012 to 2015; Regional President—Midwest and Southern Operations and Senior Vice President, Public Affairs 2010 to 2012; Regional	President—Southern Operations and Senior Vice President, Public Affairs and Customer Relations 2007 to 2010); Vice President, Public Affairs and Customer Operations 2005 to 2007; Vice President, Corporate and Public Affairs 1997 to 2005); and Manager Corporate & Public Affairs 1992 to 1997.

Mr. Franklin earned his B.S. from West Chester University and his M.B.A. from Villanova University.

Qualifications:

Since 2015, under Mr. Franklin’s leadership as CEO, the Company’s customer base has nearly doubled by completing over 50 acquisitions and increased its market capitalization from $4.1 billion to $11 billion at the end of 2019. During the same period, total shareholder return has been in excess of 70%. During his long tenure at the Company, Mr. Franklin has held a series of roles. Among his accomplishments in public affairs was the passage of key legislation designed to provide customers with improved water quality and better water and wastewater systems while allowing a fair and reasonable return for shareholders; as vice president of customer operations, Mr. Franklin lead the implementation of a single-customer information system and the creation of three central call centers; as operating president, he integrated the acquisition of AquaSource and brought the utility back to full profitability.

The Board of Directors views Mr. Franklin’s extensive experience with the Company, capabilities, and his demonstrated leadership roles with the Company and in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Franklin should serve as a director of the Company.

Other current public company directorships (0).

Other current and past directorships:

Past Board member of ITC Holdings (which was sold in 2016). Mr. Franklin is active in the community and serves on a number of nonprofit and higher education boards including the University of Pennsylvania Board of Trustees and the Franklin Institute of Philadelphia.

14   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Lead Independent Director

Board Committees

•  Chair, Corporate Governance Committee

•  Executive Committee

•  Executive Compensation Committee

Key Skills

•  Regulatory

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  “C-Suite” Experience

Daniel J. Hilferty Lead Independent Director, Essential Utilities, Inc. President and CEO, Independence Health Group	Director since 2017 Age 63 Independent Director

Experience

•  President and Chief Executive Officer of Independence Health Group (“IHG”), one of the nation’s leading health insurers serving nine million customers in 25 states and Washington D.C., since 2010.

Prior to 2010, Mr. Hilferty was:

•  President and Chief Executive Officer of the AmeriHealth Mercy Family of Companies

• Executive Director of PennPORTS in the administration of Pennsylvania Governor Robert P. Casey • Assistant Vice President overseeing community and media relations for Saint Joseph’s University

Qualifications:

Mr. Hilferty has extensive knowledge and experience in the areas of mergers and acquisitions, the health care field, and government relations and regulation. Based on Mr. Hilferty’s experience, qualifications, and knowledge, in 2017, the Board of Directors determined that Mr. Hilferty should serve as its Lead Independent Director. The Board of Directors views Mr. Hilferty’s independence, his experience with regulation, his reputation in the healthcare industry, and his leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hilferty should serve as a director of the Company.

Other current public company directorships (0).

Other current and past directorships:

Mr. Hilferty serves on several industry-based and nonprofit boards, including America’s Health Insurance Plans (serves on the Executive Committee), Greater Philadelphia Chamber of Commerce (serves as Chairperson), and on a fund board of FS Investments. In 2015, he served as co-chair on the Executive Leadership Cabinet of the World Meeting of Families; and, was the past Chairman of the Board of Directors for the Blue Cross and Blue Shield Association.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   15

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Board Committees

•  Audit Committee

•  Risk Mitigation and Investment Policy Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  “C-Suite” Experience

Francis O. Idehen Chief Operating Officer, GCM Grosvenor	Director since 2019 Age 42 Independent Director

Experience • Chief Operating Officer for GCM Grosvenor, an independent alternative asset management firm since May 2017.	• Served in senior roles at Exelon Corporation from 2011 to 2017, serving as its treasurer, head of investor relations, and managing director of its investment office.

Mr. Idehen has a bachelor’s degree in economics from Yale University and an MBA from Harvard Business School.

Qualifications:

Mr. Idehen has extensive experience with large and complex businesses, including a major utility Company, in various management and financial positions. Mr. Idehen has lived and worked in Illinois, an important area of the Company’s operations, for many years. The Board of Directors views Mr. Idehen’s independence, his experience with various aspects of the utility industry, and his experience as a chief operating officer charged with making prudent financial investments as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Idehen should serve as a director of the Company.

Other current public company directorships (0).

Board Committees

•  Chair, Executive Compensation Committee

•  Executive Committee

•  Corporate Governance Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Legal Government

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  “C-Suite” Experience

Ellen T. Ruff Former President, Duke Energy	Director since 2006 Age 71 Independent Director

Experience • President, Office of Nuclear Development, for Duke Energy Corporation, 2008 until her retirement in January 2011. • Partner at the law firm of McGuire Woods LLP from 2011 to 2018.	• President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina from 2006 to 2008.

Ms. Ruff joined Duke Energy in 1978 and during her career held a number of key positions, including: Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs.

Qualifications:

Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years.

The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

Other current public company directorships (0).

16   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 1 Election of Directors

Nominees for Election at the 2020 Annual Meeting

Board Committees

•  Chairman, Audit Committee

•  Risk and Investment Policy
Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Financial

•  Leadership

•  Mergers & Acquisitions

•  Geographic Diversity

•  “C-Suite” Experience

Lee C. Stewart Private Financial Consultant	Director since 2018 Age 71 Independent Director

Experience

•  Mr. Stewart is a private financial consultant with over 25 years of experience as an investment banker.

•  Vice President at Union Carbide Corporation from 1996 to 2001, responsible for various treasury and finance functions.

• Chief Financial Officer of Foamex International, Inc. 2001 to 2002.

Qualifications:

Mr. Stewart has over 25 years of experience as an investment banker and over 20 years of experience as a director of a public Company. Mr. Stewart possesses significant experience with financial services, finance and banking, public Company accounting and financial reporting, strategic planning, operations and risk management, and corporate governance. The Board of Directors has determined that Mr. Stewart is an independent director. The Board of Directors views Mr. Stewart’s independence and his experience as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Stewart should serve as a director of the Company.

Other current public company directorships (2):

Currently serves on the boards of P. H. Glatfelter Company, a New York Stock Exchange-listed global supplier of specialty papers and engineered materials, and Mood Media, Inc, an international in-store provider of music, digital signage, hold music, on-hold messaging, scent, integrated audio/video, and interactive mobile marketing products.

Board Committees

•  Corporate Governance Committee

•  Executive Compensation Committee

Key Skills

•  Utility Industry

•  Regulatory

•  Legal/Government

•  Mergers & Acquisitions

•  Leadership

•  Geographic Diversity

•  C-Suite” Experience

Christopher C. Womack President, External Affairs, Southern Company	Director since 2019 Age 62 Independent Director

Experience

•  President, External Affairs, Southern Company, a leading American gas and electric utility holding company based in Atlanta, Georgia, 2008 to present.

•  He has worked in various executive leadership positions at Southern Company since 1988, including Executive Vice President, Georgia

Power Company from 2006 to 2008; Senior Vice President, Fossil & Hydro Power, Georgia Power Company from 2001 to 2006; and Senior Vice President, Human Resources from 1998 to 2001.

•  From 1979 to 1987 he served as a legislative aide in the U.S. House of Representatives.

Qualifications:

Mr. Womack has over 20 years of experience as an executive of a gas and electric utility. Mr. Womack possesses significant experience with utility operations, human resources and governmental affairs. The Board of Directors views Mr. Womack’s independence and his experience as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Womack should serve as a director of the Company.

Other current public company directorships (0).

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as director.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   17

Corporate Governance

The Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. Following the principles of our Corporate Governance Guidelines, the Board serves as a prudent fiduciary for shareholders and oversees the management of our business.

Governance Materials Available on our Website

Corporate Governance Guidelines provide the principles governing the Board. Developed by the Corporate Governance Committee, the Committee annually reviews these Guidelines and recommends any necessary changes to the full Board.

Board Committee Charters Each of the standing Committees of the Board of Directors operates under a written Committee Charter.

Code of Ethical Business Conduct applies to our directors, officers, and employees and covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. In 2019, it was updated to reflect changes in our leadership structure and to stress our Core Values of Respect, Integrity, and the pursuit of Excellence. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officer, or directors) on its website.

Copies of our Corporate Guidelines, Code of Ethical Business Conduct, Committee Charters and other governance materials can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.essential.co.

Our Corporate Social Responsibility Report is available at www.csr.aquaamerica.com. For additional information see pages 26 through 29 in this proxy statement.

Board Leadership Structure

Mr. Franklin serves as Chairman of the Board and Chief Executive Officer. The Board of Directors deliberately and intentionally determined that the structure of the combined chairman and Chief Executive Officer along with the position of a strong lead independent director and independent Committee Chairs to be the most appropriate and efficient approach to managing the Company, while providing clear accountability to the execution of the Company’s strategy and its results.

Lead Independent Director

The Board of Directors annually elects the lead independent director to execute the following clear and specific duties:

•  Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•  Serves as liaison between the independent directors and the Chairman of the Board;

•  Consults with the Chairman of the Board, reviewing and approving meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any Board meeting;

•  Reviews and approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•  Possesses the authority to call executive sessions of the independent directors and to prepare the agendas for the executive sessions;

•  If requested by major shareholders, ensures that he is available for consultation and direct communications;

•  Serves as a member of the Executive Committee;

•  In the event of the death or incapacity of the Chairman, becomes the acting Chairman of the Board until a new Chairman is selected; and

•  Has the authority (with the approval of at least the majority of the directors) to engage legal, financial or other advisors as the independent directors deem appropriate at the Company’s expense and without consultation or the need to obtain approval from any officer of the Company.

18   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Board Committee Membership, Meetings and Director Attendance

Under our Bylaws, the Board of Directors may designate an Executive Committee and one or more other committees, with each committee to consist of two or more directors except for the Audit Committee and Executive Compensation Committee, which must have at least three members. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation, Risk Mitigation and Investment Policy, and Corporate Governance Committees. The Board may also appoint ad hoc committees. The Retirement and Employee Benefits Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors.

The Board of Directors held 12 meetings in 2019

•	In 2019, each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each director served.
•	All of the directors who were elected at the 2019 Annual Meeting of Shareholders attended the 2019 Annual Meeting of Shareholders.

Board Committees

Chair

Lee C. Stewart

Members

Wendy A. Franks

Francis O. Idehen

All members are independent under NYSE listing requirements and SEC rules

All members are financially literate and two members of the Committee are financial experts within the meaning of applicable SEC rules.

Audit	Meetings Required: 4 2019 Meetings Held: 10

The Committee’s primary responsibilities are to:

•  monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements; and

•  monitor the independence of our independent registered public accounting firm.

The Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

The Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that these services are compatible with maintaining its independence.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   19

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Chair Ellen T. Ruff Members Elizabeth B. Amato Daniel J. Hilferty Christopher C. Womack All members are independent under NYSE listing requirements	Executive Compensation	2019 Meetings Held: 7

The Committee is responsible for administering our equity compensation plans and determining executive compensation each year.

As part of its annual compensation-setting process, the Committee:

•  reviews the recommendations of the Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of these executive officers; and

•  reviews and recommends to the Board of Directors the compensation for the Chief Executive Officer, which is subject to final approval by the independent members of the Board of Directors.

The Committee has retained an independent compensation consultant, Pay Governance LLC, to assist in designing our executive compensation program and assessing its competitiveness through benchmarking peer analysis and other methodologies.

The Committee has the power to delegate aspects of its work to subcommittees, with the approval of the Board of Directors.

Chair Daniel J. Hilferty Members Elizabeth B. Amato Ellen T. Ruff Christopher C. Womack All members are independent under NYSE listing requirements	Corporate Governance	2019 Meetings Held: 6

The Committee’s primary responsibilities include:

•  identifying and considering qualified nominees for directors;

•  developing and periodically reviewing the Corporate Governance Guidelines;

•  advising the Board of Directors on director nominees, executive selections and succession planning, including a succession plan for the CEO and other senior executives; and

•  implementing and overseeing the comprehensive Board, Committee and peer review process.

The Committee also reviews and approves, ratifies or rejects related person transactions under the Company’s written policy.

20   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Board Committee Membership, Meetings and Director Attendance

Chair Nicholas DeBenedictis Members Christopher H. Franklin Wendy A. Franks Francis O. Idehen Lee C. Stewart	Risk Mitigation and Investment Policy	2019 Meetings Held: 6

The Committee oversees the Company’s risk management process, policies, and procedures for identifying, managing and monitoring critical risks, including cyber-related risks, and its compliance with legal and regulatory requirements.

•  The Committee also oversees the Company’s acquisition process in which it is briefed on all potential transactions in excess of $10 million, and reviews all acquisitions valued in excess of $20 million and all transactions that involve the Company’s stock.

•  The Committee’s Chairperson communicates with other Board of Directors Committees to avoid overlap and potential gaps in overseeing the Company’s risks.

•  The Committee advises the Board of Directors in its performance of its oversight of enterprise risk management.

Chair Christopher H. Franklin Members Daniel J. Hilferty Ellen T. Ruff Lee C. Stewart	Executive Committee	2019 Meetings Held: 0

The Committee has and exercises all the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions.

•  The Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters.

•  The Chairman of the Board of Directors serves as Chairman of the Committee.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   21

Corporate Governance

Board and Committee Evaluations

Board and Committee Evaluations

Each year, the directors complete a targeted questionnaire that is administered by a neutral, non-affiliated entity to assess the performance of the Board and each of the standing Committees. Every second year, directors complete a targeted questionnaire to assess the performance of the directors individually. Both questionnaires elicit quantitative and qualitative ratings in key areas of Board operation and function. Each Committee member completes questions to evaluate how well the Committees on which he or she serves are functioning and to provide suggestions for improvement.

In 2019, the Lead Independent Director and the Chairman met with each director, provided the results of the evaluations to each director, and discussed the director’s participation, preparation, and performance.

Board Refreshment

In 2015, the Board of Directors undertook a multi-year program aimed at refreshing the Board to encourage new ideas, expertise, and oversight while maintaining the institutional experience of the then-current directors. As a result, the Board of Directors now consists of nine directors, with seven of those directors having been hired since 2015. Each of these directors brings his or her own level of expertise and experience.

Director Onboarding and Continuing Education

In 2019, the Company appointed Mr. Womack and Mr. Idehen as directors. As part of its transaction with CPPIB in March 2020, the Company appointed Ms. Franks as a director. In addition to informal meetings with the existing directors, and in conjunction with their appointment, Messrs. Womack and Idehen and Ms. Franks participated in an onboarding process that included in-depth meetings with the executive officers focused on items such as:

•	merger and acquisition strategy;
•	regulatory matters;
•	utility accounting and financing;
•	water and wastewater operations;
•	Board governance functions;
•	Pennsylvania law; and
•	the Company’s Articles of Incorporation, its Bylaws, and its Corporate Governance Guidelines.

In addition, during 2019, the Board of Directors participated in several education sessions that included rate making, repair tax deduction, and various sessions aimed at financing mechanisms.

22   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Oversight of Risk Management

Oversight of Risk Management

Full Board

The Board believes that the present leadership structure, along with the important risk oversight functions performed by management, the Audit Committee, the Risk Mitigation and Investment Policy Committee, the Executive Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

Role of Management

In addition to updates at each Board meeting by operating management regarding any significant operational, acquisition, or environmental matters, management provides the Board with an annual update on:

•	environmental matters by our Chief Environmental Officer;
•	the Company’s proposed capital spending plans by our Vice President, Corporate Engineering; and
•	the Company’s Enterprise Risk Management program by our Executive Vice President, General Counsel, and Secretary.

The Risk Mitigation and Investment Policy Committee

The Risk Mitigation and Investment Policy Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s risk management practices, the Company’s compliance with legal and regulatory requirements, the Company’s potential investments in acquisitions and growth vehicles, and to review and approve the Company’s risk management framework.

Management receives approval from the Risk Management and Investment Policy Committee on all potential acquisitions valued in excess of $20 million, and the Board approves every acquisition valued in excess of $50 million or which involves the issuance of the Company’s common stock as part of the consideration.

Spotlight on Cybersecurity Management
In 2019, the Board of Directors oversaw the Company’s cybersecurity risk assessment and security measures. By receiving at least quarterly reports, the Board of Directors and the Risk Mitigation and Investment Policy Committee ensure that the Company is devoting the appropriate amount of resources to ensure that the risk of a cybersecurity breach is mitigated and that there is a clear response plan in the event of a breach.
The Board of Directors annually reviews and approves the capital and operating budgets, ultimately reviewing and approving the amount of spending that the Company is to spend on cyber security measures.

Enterprise Risk Management

The Corporation maintains a Company-wide Enterprise Risk Management process intended to identify, prioritize and monitor key risks that may affect the Company. Management reports the progress and the results of the Enterprise Risk Management program to the Risk Mitigation and Investment Policy Committee at least quarterly.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   23

Corporate Governance

Oversight of Risk Management

The Risk Mitigation and Investment Policy Committee regularly reviews the results of the Company’s enterprise risk management process, and management presents to the Board a report on the status of the risks and the metrics used to monitor those risks.

•	Each risk that is tracked as part of the enterprise risk management process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee.
•	The information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee’s meetings are presented to the Risk Mitigation and Investment Policy Committee or the Audit Committee each quarter, as appropriate.

The Audit Committee

The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

•	The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Audit Committee meeting.
•	The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation.
•	The Company’s Internal Audit department reports directly to the Chair of the Audit Committee.

The Corporate Governance Committee

The Corporate Governance Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to such plans.

The Executive Compensation Committee

The Executive Compensation Committee reviews the Company’s overall compensation program in the context of the various behaviors that the program may encourage and the risks to the Company as a result of the program. At least annually, the Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program.

Consideration of Compensation Risk

In administering the executive compensation program, the Executive Compensation Committee aims to strike an appropriate balance among the elements of our compensation program to achieve the program’s objectives. Each of the elements of the program is discussed in greater detail in this proxy statement. As a result of its review of the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Executive Compensation Committee does not believe that the risks the Company faces are materially increased by the Company’s compensation programs. Therefore, the Executive Compensation Committee believes that the compensation program does not create the reasonable likelihood of a material adverse effect on the Company.

Consideration of Human Rights Risk Management

The Board of Directors is responsible for overseeing human rights risk management. In 2019 it enacted a Human Rights Policy that underscores the Company’s commitment to conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. As more fully described on page 28, at a minimum, the Company and its vendors will:

•	make efforts to avoid causing or contributing to human rights violations;
•	mitigate and/or remediate adverse human rights impacts of our operations where possible;
•	prohibit the use of child labor, forced labor, or human trafficking; and
•	be transparent in our efforts, successes and challenges.

24   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Succession Planning

Succession Planning

Under the Company’s Corporate Governance Guidelines, the Board of Directors is responsible for the development and periodic review of a management succession plan for the Chief Executive Officer and other executives. At least annually, including in 2019, the Board of Directors reviews the Company’s succession planning process for the Chief Executive Officer and the named executive officers. During this review, the directors review succession candidates on an immediate basis and more developmental candidates so that the Company is well-prepared for the future.

Shareholder Outreach

At our 2019 annual meeting of shareholders, fewer shareholders supported our say on pay proposal than the 2013-2018 average of 95%. The Board believes that the shareholder return result lagged the industry due to the impact of the large acquisition of Peoples Natural Gas and the overhang of the pending equity and debt issuance rather than the underlying performance of the Company. However, management and the Board took the resulting shareholder vote seriously and committed to take several steps to address the executive compensation plan in 2020.

Over the course of 2019, management held more than 500 meetings with investors. Additionally, the Company requested meetings with the 25 largest shareholders, representing over 45% of our outstanding common stock. We engaged with every shareholder who accepted our offer to meet. During these meetings and calls, we discussed numerous topics, including strategic, executive compensation, and environmental, social and governance issues.

As a direct result of these meetings and calls, the Company took a number of actions in 2019 to address shareholder feedback on our executive compensation program and environmental, social, and governance programs.

2019 Shareholder Feedback and Actions Taken

Board Response to Shareholder Feedback	2019 Actions Taken
Conducted an analysis of our executive compensation program

New Peer Group and New Compensation Methodologies

Using the expertise of its compensation consultant, Pay Governance, the Executive Compensation Committee completed an evaluation of the Company’s short-term incentive plan and its long-term incentive plan.

In doing so, the Executive Compensation Committee re-evaluated the peer group used to determine relative total return to shareholders and its methodology for establishing pay for performance compensation.

As a result, and as more fully discussed in the CD&A, the Company established a markedly smaller new peer group of fifteen companies and new methodologies aimed to ensure that the Company’s executive compensation program is in line with the market and shareholder expectations.

Reviewed our governance programs and shareholder rights policies

Voting Resolution for Majority Voting

As a direct result, the Board of Directors voted to endorse a change to the voting standard in director elections from plurality voting to majority voting so that each of the directors is more fully aligned with the shareholders. This change is being presented to shareholders for approval at the 2020 Annual Meeting.

Completed a review of our environmental and social programs and disclosures.

Expanded ESG Disclosure

As a direct result, we have committed to expanding the disclosures of our environmental and social policies in a renewed CSR report, and by making it easier to locate these policies. Our CSR report can be found at: www.csr.aquaamerica.com and other relevant policies can be found at www.essential.co/investor-relations.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   25

Corporate Governance

Environmental Stewardship and Corporate Responsibility

Environmental Stewardship and Corporate Responsibility

Essential’s ESG Program Objectives

At Essential, looking to the future is ingrained in our corporate responsibility and in how we conduct our business with environmental, social and governance (ESG) initiatives. For over 130 years, it has been our mission to be the best possible provider of essential resources by serving the needs and expectations of our customers, shareholders, employees and the communities we serve both today and for future generations. We are committed to being responsible stewards of our environment, maintaining a safe, diverse, competitive and respectful culture, and overseeing the governance of Essential with the utmost transparency.

We have been in the business of practicing sustainability and corporate social responsibility for more than 130 years. Each year, we deliver more than 86 billion gallons of water, the Earth’s single most essential resource, to approximately 3 million people across eight states. Our top priority is to provide our customers with water that is safe to drink and is treated through the most environmentally sustainable methods available. We also focus on rebuilding aging infrastructure in the states in which we operate.

In 2018, the Company published its first Corporate Social Responsibility (“CSR”) report and reinforced its commitment to environmental stewardship by joining the CDP, an international not-for-profit organization that runs a global disclosure system for companies to manage their environmental impacts. For 2019, the Company’s CDP rank improved to a “B-”, ranking it among the top 40 percent of U.S. companies and among the top 25 percent of worldwide companies in terms of its understanding of climate change impact on business and the positioning of senior leadership to oversee key environmental issues. Our CSR Report and additional information can be found at csr.aquaamerica.com.

2020 Update
In February 2020, the Company published summaries of our ESG policies (“Tear Sheets”) that contain additional disclosure of relevant metrics to Essential’s business, as well as those included in the Sustainability Accounting Standards Board (SASB) standards for the infrastructure sector and the United Nations Sustainable Development Goals (UN SDGs). The Company is committed to supporting environmental, social and governance (ESG) initiatives that are integrated into our strategy and culture and continue to drive our corporate responsibility. These Tear Sheets cover ESG disclosures for Essential Utilities Inc., formerly Aqua America, Inc. for the period January 1, 2019 through December 31, 2019, unless otherwise noted, and can be found at essential.co/investor-relations.

Oversight Responsibility

The Board of Directors receives reports at regularly scheduled meetings on ESG matters including safety, sustainability, and environmental stewardship matters. These programs are overseen and managed by the Company’s senior leadership. A significant portion of the performance-based goals for our executives focus on these important issues.

Our corporate responsibility and sustainability programs include the following:

•  conservation and stewardship of water, including compliance with federal and state regulations, delivering safe water, implementing programs to manage water resources and reducing water loss, and consistently assessing and updating our water treatment technology;

•  focusing on proper treatment of wastewater;

•  reducing solid waste production;

•  aiming for efficient and responsible energy usage in the Company’s facilities, its fleet of vehicles, and its construction equipment, including a commitment to the use of renewable energy;

•  reducing greenhouse gas emissions and energy consumption;

•  responding to natural disasters, such as hurricanes and floods; and

•  rebuilding water and wastewater infrastructure from our position as a national leader in infrastructure investment.

As just one example, in 2019, the Company signed an agreement for our New Jersey, Pennsylvania, Ohio and Illinois water and wastewater subsidiaries to purchase 100% renewable power by 2022. This will put our Company in compliance with the Paris Accord and will allow us to make a significant contribution toward the environment. These commitments to renewable energy reduce the Company’s overall absolute greenhouse gas emissions by nearly 60% from a 2018 baseline*.

26   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Environmental Stewardship and Corporate Responsibility

Water as a Human Right

In 2019, the Board of Directors considered the Company’s responsibility to its customers and its ongoing commitment to the betterment of the societies in which we serve. It reviewed various policies and objectives. Following a review and recommendation by its Corporate Governance Committee, the Board of Directors unanimously adopted the following resolution:

Right to Water Resolution

In November 2002, the United Nations Committee on Economic, Social and Cultural Rights adopted a resolution on the right to water. The resolution states that “the human right to water is indispensable for leading a life in human dignity. It is a prerequisite for the realization of other human rights.” Further, the right to water was defined as the right of everyone to sufficient, safe, acceptable and physically accessible and affordable water for personal and domestic uses.

Essential Utilities, Inc. recognizes and agrees with the United Nations Resolutions. Essential’s mission is to deliver exceptional quality water and service to customers and communities while protecting the environment and providing a fair return to shareholders;

It is the policy of all Essential’s water utilities to provide a reliable supply of safe, clean, affordable, and accessible water adequate for human consumption, cooking, and sanitary purposes in accordance with State and Federal statutes, laws and regulations at rates established by our governing Public Utility Commissions.

Diversity and Inclusion

Essential is dedicated to creating a sustainable working atmosphere for its employees to attract and retain the best employees. We are committed to diversity, building a culture of inclusion, supporting employee wellness and facilitating a strong corporate culture where safety is paramount.

Diversity of backgrounds, ideas, thoughts, and experiences is essential to our culture and the way we do business. Creating an environment where our differences are valued and where every person feels a sense of belonging and engagement supports a thriving organization that cares about our customers. In 2019, unconscious bias workshops and action planning sessions were held across the Company’s footprint in order to improve the dialogue and build on an inclusive culture. These workshops explored the perspectives and pre-conceived notions individuals bring to work each day that impact others. These engagement sessions will continue in 2020 to further build a more inclusive workforce.

Diversifying the workforce continues to be a focus at all levels of the Company. Since 2015, the minority population of the workforce has grown from 17% to 22%. Diversity at the management team has also grown with 29% of the management team comprised of minorities and women.

At the Board of Director’s level, in 2019 the Company was named as a winning “W” Company by 2020 Women on Boards and received the Forum of Executive Women’s Advancing Women Company Award. Over 55% of the Board is diverse including 33% female directors.

Our commitments to
renewable energy
reduce the Company’s
overall absolute
green house gas
emissions by nearly

60%

from a 2018 baseline*

Since 2015, the
minority population
of the workforce has
grown from

17%–22%

Minorities and
women now
make up

29%

of the

management team

*2018 baseline is based on the Company’s water and wastewater operations only.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   27

Corporate Governance

Environmental Stewardship and Corporate Responsibility

In 2019, the Board adopted our Human Rights Policy and an updated Equal Employment Opportunity and Anti-Harassment Policy

In 2019 the Board amended the Company’s Equal Employment Opportunity and Anti-Harassment Policy to provide that all employees are entitled to a work environment in which they are treated with dignity and respect and which is free of harassment and discrimination, of any kind including discriminatory, emotional, physical and sexual.

The policy states that the Company will not tolerate any form of harassment on the job by managers, other employees, or by non-employees, such as customers, vendors or contractors and clearly defines harassment as including verbal comments that are offensive or unwelcome regarding a person’s national origin, race, color, religion, gender, sexual orientation, age, body, disability or appearance, including epithets, slurs and negative stereotyping and nonverbal harassment to include distribution, display or discussion of any written or graphic material that ridicules, denigrates, insults, belittles or shows hostility, aversion or disrespect toward an individual or group because of national origin, race, color, religion, age, gender, sexual orientation, pregnancy, appearance, disability, sexual identity, marital status or other protected status.

Human Rights Policy

The Board of Directors is responsible for overseeing human rights risk management. In 2019 it enacted a Human Rights Policy that underscores the Company’s commitment to conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. At a minimum, the Company and its vendors will:

•  make efforts to avoid causing or contributing to human rights violations;

•  mitigate and/or remediate adverse human rights impacts of our operations where possible;

•  prohibit the use of child labor, forced labor, or human trafficking; and

•  be transparent in our efforts, successes and challenges.

Together, these policies ensure that that the Company is committed to providing all of its employees with a work environment in which they are treated with dignity and respect and which is free of harassment of any kind, and affirmatively commits the Company to making efforts to avoid causing or contributing to human rights violations. Copies of these policies can be found at www.essential.co/investor-relations.

Employee and Customer Wellness

Growth and Development

We invest significant resources to develop the talent needed to keep the Company at the forefront of quality, delivering multi-modes of training throughout the year. providing rotational or temporary assignment development opportunities. Through our new “Inclusion and Bias” workshops, we are training every employee in the Company on inclusive practices to ensure a respectful workforce.

Communication and Engagement

We believe that our success depends on employees understanding how their work contributes to the Company’s overall strategy. We use a variety of communications channels to facilitate open and direct communication, including open forums with our executives, quarterly Town Halls, regular engagement surveys, and employee resource groups. In 2019, we conducted a survey of our employees’ satisfaction and, in 2020, plan on semi-annual “pulse” surveys so that management can be closely in tune with the Company’s employees.

28   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Environmental Stewardship and Corporate Responsibility

Safety & Wellness

Safety is not just a topic we talk about — it is our top priority, the foundation of our business and what guides all our employees’ actions. We continue to invest in safety improvements, implement policies and procedures, develop technical training and guidelines for our employees, and leverage new tools and technology to improve our maps, records and infrastructure performance. We are focused on identifying and mitigating risk and safeguarding our plants and distribution lines.

Our employees take actions each day to keep themselves, one another, our customers and our communities safe. Our teams make safety a focus on the job, in meetings, and our surrounding work environments to ensure employees and our customers safety is treated with the highest level of concern.

In fact, our workplace is safer. Since 2015, our safety record has improved significantly. Our lost time incidents are down 76% and our responsible vehicle accidents have declined by 23%. To incentivize managers to promote a safe environment, these metrics, among others, are incorporated in management’s incentive compensation plans and are further discussed in the CD&A.

The health of our employees is just as important to us as is their safety. We provide access to a variety of innovative, flexible, and convenient employee health and wellness programs. We proactively conduct communications outreach to our employees and their family members on health topics that are relevant to them. With the focus on mental health becoming more of a central part of an employee’s well-being, we have added additional resources and counseling access for employees to utilize to ensure they are taking care of themselves and their families.

Customer Satisfaction

We are focused on improving the customer experience. Our capital investments are designed to enhance our customers’ experience and ensure smooth interaction with our utilities. In 2019, we made numerous enhancements to our website and billing platforms in order to provide timely information on usage and billing for our customers. We expanded our payment methods and e-billing efforts to enable more convenience for customers as well as promote environmentally focused paper reduction.

We continue to learn by monitoring industry best practices and gathering customer feedback following service interactions and through external surveys to address pain points, streamlining the customer experience and anticipating future customer needs.

In 2019, we embarked on a customer engagement project to better understand how our customers would like to be served. Our project is an investment in measuring customer experience at every touchpoint along the customer journey to establish baselines for measuring future performance. Our research will help predict and prioritize customer needs and trends, identify key engagement and experience drivers, and enable us to build a customer service program that ensures a consistent, high-quality experience with Essential.

In conjunction with our customer engagement project, we participated in several J.D. Power customer satisfaction reports which provide industry standards in customer satisfaction. During 2019, the Company performed in the top 25th percentile in the Northeast and South regions and in the top 30th percentile in the Midwest Region in the 2019 J.D. Power customer satisfaction study. In addition, the Company was awarded Top Brands across all of its operating regions for maintaining infrastructure and was awarded Top Brands in customer notifications and alerts in the Southern region.

Since 2015 our lost

time incidents are

down

76%

and our responsible

vehicle accidents have

declined by

23%

2019 J.D. Power

customer satisfaction

study:

Top 25th

percentile

in the Northeast and

South regions

Top 30th

percentile

in the Midwest Region

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   29

Corporate Governance

Governance Policies and Practices

Governance Policies and Practices

Anti-Hedging and Anti-Pledging Policy

We believe that issuance of incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help to align their interests with our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities, buying or selling puts, calls or other derivative securities relating to the Company’s securities, or pledging the Company’s securities as collateral for a loan. None of our directors nor any of our named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2019.

Director Independence Standards

The Board of Directors is responsible for determining whether each of the directors is independent. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. Under the Company’s Corporate Governance Guidelines, a director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•	the director (A) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm, (C) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another Company where any of the Company’s present executive officers at the same time serves or served on that Company’s compensation committee;
•	the director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;
•	the director is an executive officer or employee, or someone in her/his immediate family is an executive officer, of another Company that, during any of the other Company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other Company, exceeded the greater of $1 million or 2% of the other Company’s consolidated gross revenues; or
•	the director serves as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of the categorical standards above:

(a)	a person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home,

(b)	the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act, and

(c)	the “Company” includes Essential and its consolidated subsidiaries.

In addition to these categorical standards, no director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, shareholder, director or officer, of an organization that has a relationship with the Company). When making independence determinations, the Board of Directors broadly considers all relevant facts and circumstances surrounding any relationship between a director or nominee and the Company. Transactions, relationships and arrangements between directors or members of their immediate family and the Company that are not addressed by the categorical standards may be material depending on the relevant facts and circumstances of such transactions, relationships and arrangements.

30   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Corporate Governance

Governance Policies and Practices

Policies and Procedures for Approval of Related Person Transactions and Determination of Director Independence

Review of Transactions for Director Independence Determination

The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations for the current Board of Directors:

1.	During 2019, the Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Mr. DeBenedictis, Mr. Franklin, and Mr. Hilferty. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.
2.	During 2019, the Company provided water service at normal tariff rates to IHG or its affiliates, and Exelon Corporation (“Exelon”) or its affiliates. Mr. Hilferty serves as President and Chief Executive Officer of IHG, and Mr. DeBenedictis serves as a member of the Board of Directors of Exelon. Exelon or its affiliates provides electric service at tariff rates to the Company. Southern Company or its affiliates provides electric service at tariff rates to the Company. Mr. Womack serves as President, External Affairs of Southern Company. United Technologies Corp. or its affiliates sold elevators and related services to the Company under contractually negotiated terms and conditions. Ms. Amato serves as the Executive Vice President, Chief Human Resources Officer of United Technologies. The amounts paid to the Company by these other entities, and paid by the Company to Exelon and Southern Company are pursuant to tariff rates and are not material to these entities or the Company.

3.	The Company has insurance arrangements with IHG or its affiliates. The Company contracts with IHG to serve as the administrator of the Company’s self-insured medical plans for the Company’s employees. As a benefit of employment, the Company offers its employees medical insurance benefits through plans established by IHG. The Company is self-insured for all of these plans, and has contracted with IHG to serve as the administrator of the Company’s medical plans. As compensation for these administrative services, the Company paid fees to IHG. For each of the last three fiscal years, the fees paid to IHG, IHG’s gross revenues, and the fees as a percentage of IHG’s gross revenues were as follows:

Fiscal Year	Fees Paid to IHG	IHG Gross Revenues	Fees Paid as a Percentage of IHG Gross Revenues
2017	$2,313,302	$16,500,000,000	0.014%
2018	$2,125,045	$17,000,000,000	0.013%
2019	$2,205,381	$19,200,000,000	0.011%

Under the self-insured nature of the medical plans, the Company also submitted payments to IHG to maintain the necessary insurance reserves and to pay medical claims made for such years. As administrator, these payments were “pass through” payments and do not represent compensation to, or revenue of, IHG. The following “pass through” payments were made to IHG in the last three fiscal years:

Fiscal Year	Pass Through Payments
2017	$12,763,289
2018	$14,303,630
2019	$13,711,289

Mr. Hilferty is President and Chief Executive Officer of IHG. Mr. DeBenedictis is a member of the Board of Directors of IHG. The amounts paid by the Company to IHG are not material to IHG or to the Company.

4.	Ms. Franks’ role as Senior Principal of CPPIB.

Related Person Transactions

Additionally, the Board has a written policy for related person transactions to document procedures for reviewing, approving or ratifying these transactions. The policy applies to any transaction in which: (1) the Company is a participant, (2) any related person has a direct or indirect material interest, and the annual amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   31

Corporate Governance

Governance Policies and Practices

Under this policy, a related person means:

(a)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee;
(b)	any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)	any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or
(d)	any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and approving any related person transaction. In its review and approval of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:

•	The nature of the related person’s interest in the transaction;
•	The material terms of the transaction, including, without limitation the amount and type of transaction;
•	The importance of the transaction to the related person;
•	The importance of the transaction to the Company;
•	Whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and
•	Any other matters the Corporate Governance Committee deems appropriate.

The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

There were no related person transactions in 2019.

Based on a review applying the standards in the Company’s Corporate Governance Guidelines, including a review of the applicable NYSE, SEC, and Company standards, and considering the relevant facts and circumstances of the transactions, relationships, and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each director and nominee for director is independent, other than Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer, and Mr. DeBenedictis, the Company’s Chairman Emeritus and former Chief Executive Officer.

Director Independence Determination
All directors are independent except Mr. Franklin, the Company’s Chairman, President, and Chief Executive Officer, and Mr. DeBenedictis, the Company’s Chairman Emeritus and former Chief Executive Officer.

32   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Director Compensation

In late 2018, as part of its annual review, the Executive Compensation Committee retained Pay Governance, LLC (“Pay Governance”) to review and benchmark the Board of Directors’ compensation. As a result of this review, the Board of Directors did not change its compensation for 2019 and voted that its compensation remain the same:

2019 Director Compensation Program

Role	Annual Cash Compensation	Annual Equity Compensation
Each Non-Employee Director	$90,000	Stock grant equal to $90,000 in value
Chair, Audit Committee	+ $12,500	—
Chair, Executive Compensation Committee	+ $12,500	—
Chair, Corporate Governance Committee	+ $10,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $10,000	—
Lead Independent Director	+ $25,000	—

Similarly, in late 2019, the Executive Compensation Committee retained Pay Governance to review and benchmark the Board of Directors’ compensation. Pay Governance compared the directors’ compensation to the Company’s peers and made certain suggestions and recommendations to the Executive Compensation Committee and to the Company’s Corporate Governance Committee. As a result, upon the recommendation of its Executive Compensation Committee and the Corporate Governance Committee, the Board of Directors approved the following revised directors’ compensation program effective April 1, 2020:

2020 Director Compensation Program

(effective April 1, 2020)

Role	Annual Cash Compensation	Annual Equity Compensation
Each Non-Employee Director	$100,000	Stock grant equal to $100,000 in value
Chair, Audit Committee	+ $12,500	—
Chair, Executive Compensation Committee	+ $12,500	—
Chair, Corporate Governance Committee	+ $10,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $10,000	—
Lead Independent Director	+ $25,000	—

Ms. Franks has elected to designate CPPIB as the recipient of the annual cash compensation and to waive the annual equity compensation awarded to directors.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   33

Director Compensation

Director Stock Ownership Guidelines

Director Stock Ownership Guidelines

The Board of Directors approved stock ownership guidelines for each director to own shares of Company common stock having a value equal to five times the annual base cash retainer for directors. Directors have up to three years from appointment to attain the stock ownership requirement. The Board of Directors also prohibits a director from selling Company common stock until the director has attained the required stock ownership. Once the required stock ownership level is attained, the director must maintain the level of stock ownership for the duration of the director’s service. Ms. Franks was not a director in 2019.

2019 Director Stock Ownership

The chart below shows the shareholdings of the directors as of December 31, 2019:

(1)	Mr. Franklin is a management Director and his stock ownership guidelines and current shareholdings are detailed on pages 67 and 68.
(2)	Because Ms. Franks elected to waive the annual equity compensation awarded to directors, the Board of Directors exempted Ms. Franks from the director stock ownership guidelines.
(3)	These directors have up to three years to attain the required stock ownership level.

34   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Director Compensation

Total 2019 Director Compensation

Total 2019 Director Compensation

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Amato	87,500	87,535	—	—	—	—	175,035
Burke(3)	65,000	65,018	—	—	—	—	130,018
DeBenedictis	87,500	87,535	—	—	—	—	175,035
Franklin(2)	—	—	—	—	—	—	—
Hankowsky(3)	74,375	65,018	—	—	—	—	139,393
Hilferty	122,500	87,535	—	—	—	—	210,035
Holland(3)	20,000	42,528	—	—	—	—	62,528
Idehen	45,000	45,007	—	—	—	—	90,007
Ruff	100,000	87,535	—	—	—	—	187,535
Stewart	93,750	87,535	—	—	—	—	181,285
Womack	45,000	45,007	—	—	—	—	90,007

(1)	The grant date fair value per share of the stock awards, which are paid quarterly, were: January 2, 2019 - $33.92; March 30, 2019 – $36.730; June 30, 2019 – $40.890; and September 30, 2019 – $44.855. The directors were issued their stock awards for the fourth quarter of 2018 in January 2019.
(2)	As an officer of the Company, Mr. Franklin does not receive any compensation for his service on the Board of Directors.
(3)	Messrs. Hankowsky and Holland and Ms. Burke did not stand for re-election at the 2019 Annual Meeting.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   35

Ownership of Common Stock

The table below shows the number of shares of our common stock beneficially owned (as of the close of business on March 9, 2020. by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC under Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, the address of the beneficial owners is Essential Utilities, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Proxy Ownership of Common Stock Table

Certain Beneficial Owners	Sole Voting and/or Sole Investment Power(1)	Shared Voting and/or Investment Power	Total	Percentage of Class Outstanding(2)
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	23,368,775		23,368,775	10.46%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	23,103,947	209,016	23,312,963	10.44%
State Street Corporation(5) One Lincoln Street, Boston, MA 02111		11,248,979	11,248,979	5.04%
Directors, Nominees and Named Executive Officers
Elizabeth B. Amato	3,277	—	3,277	*
Nicholas DeBenedictis	23,452	—	23,452	*
Richard S. Fox	26,270	—	26,270	*
Wendy A. Franks	—	—	—	*
Christopher H. Franklin	161,215	—	161,215	*
Daniel J. Hilferty	10,852	—	10,852	*
Francis O. Idehen	1,530	—	1,530	*
Christopher P. Luning	35,441	—	35,441	*
Matthew R. Rhodes	6,907	—	6,907	*
Ellen T. Ruff	29,272	—	29,272	*
Daniel J. Schuller	21,064	—	21,064	*
Lee C. Stewart	13,277	—	13,277	*
Christopher C. Womack	1,530	—	1,530	*
All Directors, Nominees and Named Executive Officers as a Group (14 persons)
	395,719	27,430(6)	423,149

*	less than one percent.
1	Includes shares held under the Company 401(k) plan.
2	Percentage of ownership for each person or group based on 223,307,879 shares of Common Stock outstanding as of March 9, 2020 and all shares issuable to such person or group upon exercise of outstanding stock options exercisable within 60 days of that date.
3	The information from BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020.
4	The information from The Vanguard Group was obtained from the Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020.
5	The information from State Street Corporation was obtained from the Schedule 13G/A filed by State Street Corporation with the SEC on February 13, 2020.
6	The shareholdings indicated include 27,430 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members, or (iv) in trusts for adult children.

36   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 2:

Ratification of the Appointment of

PricewaterhouseCoopers LLP as Independent

Registered Public Accounting Firm for Fiscal 2020

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the 2020 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that shareholders ratify the appointment.

Although shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2020 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

PwC has informed us that they are not aware of any independence-related relationships between their firm and the Company other than the professional services discussed in “Services and Fees” below. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were pre-approved by the Audit Committee for the 2019 fiscal year.

Services and Fees

The following table presents the fees paid to PwC for professional services rendered with respect to the 2019 fiscal year and 2018 fiscal years:

	Fiscal Year
	2019	2018
Audit Fees(1)	$ 2,032,000	$1,690,000
Audit-Related Fees(2)	$ 50,000	$ 77,000
Tax Fees(3)	$ 35,752	$ 34,546
All Other Fees(4)	$ 5,000	$ 14,484
TOTAL	$2,122,752	$1,816,030

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries, issuance of consents, and comfort letter procedures.
(2)	Represents fees for services in connection with accounting consultations of acquisitions, consultation concerning implementation of auditing standards and regulator required workpaper reviews.
(3)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns.
(4)	Represents fees for software licensing for accounting research, disclosure checklist, a utility and technical accounting seminar, and an accretion/dilution analysis.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the 2020 fiscal year.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   37

Proposal 2 Ratify Appointment of PricewaterhouseCoopers LLP as Independent Registered Public
Accounting Firm for Fiscal 2020

Audit Committee Report

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including: the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and the integrity of the Company’s financial reporting processes and controls. The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully submitted,

Lee C. Stewart, Chairman

Daniel J. Hilferty

Francis O. Idehen

February 27, 2020

38   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 3:

Advisory Vote to Approve Named Executive Officers’

2019 Compensation

Shareholders are entitled to an advisory (non-binding) vote on the executive compensation as described in this proxy statement for our named executive officers (sometimes referred to as “Say on Pay”). Currently, this vote is conducted every year. Accordingly, the following resolution is being presented by the Board of Directors at the 2020 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers for 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Before you vote

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

As described in detail under our Compensation Discussion and Analysis on pages 40 through 44 of this proxy statement, our executive compensation program is designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives and share ownership guidelines, reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the 2019 compensation of the Company’s named executive officers.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   39

Executive Compensation

Contents

Compensation Discussion and Analysis	40
Executive Summary	41
Introduction	41
Impact of Peoples Natural Gas Acquisition
and Shareholder Feedback on Executive
Compensation	41
Our 2019 Performance Highlights	42
Our Pay for Performance Compensation Program	43
Pay for Performance and Results of the 2019
Advisory Vote to Approve Executive Compensation	44
Section 1. Our Compensation Philosophy	45
Components of Compensation for Named
Executive Officers	45
Competitive Pay Positioning	46
Section 2. How We Determine Executive Compensation	47
The Role of the Compensation Committee	47
The Role of Management	47
The Role of the Compensation Committee’s
Independent Consultant	47
Our 2019 Benchmarking for Competitive Pay	47
Our 2020 Benchmarking for Competitive Pay	48
Shareholder Advisory Vote Impact on
Compensation Committee Actions	49
Section 3. 2019 Executive Compensation
Program	50
Overview	50
Base Salary	51
Short-Term Incentive Awards	52
Long-Term Equity Incentive Awards	55
Other Benefits	59
Section 4. 2019 NEO Compensation
and Performance Summaries	61
Section 5. Our New 2020 Short-
and Long-Term Incentive Programs	64
Section 6. Compensation Governance
Policies and Practices	67
Stock Ownership Guidelines	67
Executive Compensation Committee Report	68
Executive Compensation Tables	69
Summary Compensation Table	69
Grants of Plan-Based Awards	70
Outstanding Equity Awards at Fiscal Year-End	71
Options Exercised and Stock Vested	72
CEO to Median Employee Pay Ratio	73
Retirement Plans and Other
Post-Employment Benefits	73
Pension Benefits	73
Retirement Income Plan (the “Retirement Plan”)	74
Non-Qualified Retirement Plan	74
Actuarial Assumptions used to Determine Values
in the Pension Benefits Table	75
Non-Qualified Deferred Compensation	76
Potential Payments Upon Termination or
Change-In-Control	76

Compensation
Discussion and
Analysis

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and program, and compensation paid or earned by the following executive officers:

Christopher H. Franklin
Chairman, President, and Chief Executive Officer
Daniel J. Schuller
Executive Vice President, and Chief Financial Officer
Richard S. Fox
Executive Vice President, and Chief Operating Officer
Matthew Rhodes
Executive Vice President, and Chief Strategy & Corporate Development Officer
Christopher P. Luning
Executive Vice President, General Counsel, and Secretary

We refer to these executive officers as our “named executive officers” or “NEOs”.

As used in this CD&A,

•	“Total cash compensation,” is referred to as the total of base salary and annual cash incentive compensation; and
•	“Total direct compensation.” is referred to as the total of base salary, annual cash incentive compensation and equity incentive compensation

The purpose of the CD&A is to explain the elements of compensation; why the Executive Compensation Committee (the “Compensation Committee”) selects these elements; and how the Compensation Committee determines the relative size of each element of compensation.

Compensation decisions for Messrs. Schuller, Fox, Rhodes, and Luning were made by the Compensation Committee.

Compensation decisions for Mr. Franklin were made by the independent members of our Board of Directors based on the recommendation of the Compensation Committee.

40   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Executive Summary

Executive Summary

Introduction

Essential Utilities, Inc.’s mission is to improve quality of life and economic prosperity by safely and reliably delivering life’s most essential resources. We are uniquely positioned to play an important role in solving today’s water and natural gas infrastructure challenges by renewing and improving infrastructure through thoughtful capital investment, operational excellence, environmental stewardship and rigorous safety standards. Through our work, we help strengthen communities, improve service and enhance economic development, enabling people to live better lives. This vital work empowers us to grow as an organization and as individuals. We believe that, together, we will make a difference for generations to come.

Our executive compensation program is designed to promote this mission and strategy. Our compensation program does so by providing market-based pay and by rewarding the achievement of our strategic objectives. The principles and components of our compensation strategy are regularly reviewed by our Executive Compensation Committee, our Chief Executive Officer, and the Executive Compensation Committee’s independent compensation consultant, Pay Governance, to ensure that they meet the objectives of the program, the Company, and its stakeholders.

Impact of Peoples Natural Gas Acquisition and Shareholder Feedback on Executive Compensation

In 2019, the Compensation Committee spent significant time on the review and design of the executive compensation plans for 2020. Every element of the program was analyzed using industry best practices to evaluate and modify the plans accordingly. Pay Governance LLC (“Pay Governance” or the “consultant”), the independent compensation consultant retained by the Compensation Committee, provided advice and guidance throughout the process.

A review of the plan was critical given the pending acquisition of Peoples Natural Gas, which in 2020, will increase the Company’s rate base by 45% and broaden the executive roles to encompass gas and water responsibilities.

The Committee also sought to incorporate investor feedback on the compensation program design to ensure alignment with the market’s expectations about our compensation and performance. The Committee engaged in in-depth discussions on the Company’s strategy and compensation program with our largest investors, assessing the peer group, and evaluating each component of the package including short term incentives, long-term incentives, and base salaries.

The performance measures for each element of the program were examined to ensure they aligned with the interests of our shareholders, customers, and employees as well as being competitive with the compensation practices of our industry peer group. The new program design, types of compensation vehicles, and the relative proportion of the named executive officers’ total direct compensation represented by these vehicles is consistent with current competitive compensation practices in the utility industry.

The new 2020 compensation program’s performance measures align the interests of our stakeholders and our named executive officers by correlating the amount of the named executive officer’s pay with the short-term and long-term performance of the Company and its stock price.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   41

Executive Compensation

Executive Summary

Our 2019 Performance Highlights

Our 2019 performance demonstrates continued execution of our strategic goals and plans. During 2019, by effectively managing costs, strategically growing when it was prudent, maintaining strong regulatory relationships, and focusing on our customers, employees, and shareholders as we continue to create value for all of our stakeholders, we had the following results.

Financial Highlights

During 2019, we remained focused on our mission to be the best possible provider of essential resources by serving the needs and expectations of our customers, shareholders, employees and the communities we serve both today and for future generations. At the same time we continued to focus on growing our customer base through acquisitions, prudently investing capital to renew our aging infrastructure, and creating efficiencies across the organization. This was in addition to working on efforts to integrate and close our Peoples transaction and the announcement of our DELCORA municipal wastewater acquisition, which is the largest in our history. We continue to see great opportunities ahead and remain focused on investing in infrastructure and delivering sustainable growth for our investors.

•	In 2019, we invested $550 million on infrastructure projects, helping to ensure safe and reliable water for all customers.
•	Revenues were $889.7 million in 2019, an increase of 6.2 percent over 2018.

•	Earnings per share were $1.04 in 2019, including items from the Peoples transaction. Excluding these items, adjusted (non- GAAP) earnings per share were $1.47 compared to earnings per share of $1.41 in 2018.*
•	We added approximately 12,000 customer connections through acquisition in 2019 and increased customers served by more than 2 percent, which includes customers from organic growth and acquisitions. Our acquisitions in 2019 added over $50 million in rate base.
•	In September we announced the DELCORA acquisition, a $276 million acquisition of a wastewater authority which provides service to over half a million people. DELCORA has the equivalent of 165,000 retail customers.
•	From January 1, 2017 to December 31, 2019, the total return to our shareholders, including share price appreciation and dividends paid, shows 67.75 percent growth. In 2019 alone our total return to shareholders was 40.41 percent.
•	In July 2019, the Board of Directors approved a 7 percent increase in the quarterly dividend to an annualized rate of $0.9372 per share.
•	We completed the financing for the previously announced agreement to acquire Peoples Natural Gas, a natural gas distribution utility, that reflects an enterprise value of $4.275 billion. This included an equity offering which was over-subscribed and a debt offering locking in long-term rates at under 4%.
•	We revisited our ESG program by publishing new Tear Sheets and disclosures in February 2020 and submitted our second report to the CDP, receiving an increased grade of B-.

Revenues $889.7M up 6.2%é	Adjusted EPS* $1.47 vs $1.41	TSR 68% Growth, since 2017	Dividends to Shareholders 7%é Increase

*See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures

42   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Executive Summary

2017-2019 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years:

Target EPS (adjusted for comp plan)		EPS (adjusted for comp plan)	STI Payout %	3 Year TSR Return	PSU Payout %
2017	$1.36	$1.37	118.44%	58.08%	109.19%
2018	$1.39	$1.44	136.34%	23.32%	70.68%
2019	$1.47	$1.50	126.45%	67.75%	159.91%

Our Pay for Performance Compensation Program

Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders;
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
−	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives;

•	Reward our named executive officers for leadership excellence and contribution to the organization’s success; and
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

Highlights of our Compensation Policies

What We Do

•  Tie a high ratio of our executives’ pay to Company performance

•  Require significant stock ownership for Directors and NEOs

•  Tie incentive compensation to a clawback polity

•  Use an independent compensation consultant

What We Don’t Do

•  Provide golden parachute tax gross ups

•  Permit pledging or hedging of Company securities

•  Provide a single trigger vesting cash and equity severance upon a change of control

•  Provide employment agreements to a broad group

•  Encourage excessive or inappropriate risk taking through our compensation programs

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   43

Executive Compensation

Executive Summary

Pay for Performance and Results of the 2019 Advisory Vote to

Approve Executive Compensation

Our goal is to instill a “pay for performance” culture throughout the Company. At our 2019 Annual Meeting, we submitted a proposal to our shareholders for a non-binding advisory vote on our 2018 compensation awarded to our named executive officers. Our shareholders approved the proposal at a lower than expected approval rate. This approval level further propelled the Committee to take an in depth look at the Company’s compensation program for our named executive officers. During our outreach to investors, we received feedback to provide more information on our incentive programs’ metrics and measurements. You will see we have incorporated that feedback in our 2019 compensation information with added detail on incentive programs’ targets and performance.

Aligning Interests of NEOs and Shareholders

In 2019, we solicited the opinions of our top shareholders on several items, including our executive compensation program design. We did this to ensure that the pay balance and alignment was viewed as driving long-term high performance of our named executive officers and other members of management.

As a result of these meetings and conversations, and other analysis, the following actions were taken by the Compensation Committee for 2020.

Compensation Committee Actions for 2020

•  Approved a highly competitive peer group based on Essential’s post-acquisition revenue and market cap scope as well as business mix. The industry peer group was substantially modified. The number of peer group companies was reduced to 15 and encompass both the gas and water utility industry to reflect the Peoples acquisition. The revised peer group provides a more representative comparison between Essential, the relative utility industry, and those companies used as comparators by institutional investors.

•  Redesigned short-term incentive metrics to include both water and gas lines of business. Environmental compliance and stewardship goals are incorporated into the plan to emphasize our commitment to environmental sustainability. Payout leverage (thresholds and maximums) was validated at the peer group level by the Compensation Committee’s independent consultant, Pay Governance.

•  Revamped long-term incentives to focus on driving Company value through performance share units and promoting retention of key employees through RSUs. For 2020, our long-term incentive mix will weight heavier on PSUs at 65% and RSUs at 35%. Once the peer group and incentive plan recommendations were drafted, shareholder meetings were conducted with the top 10 shareholders including Vanguard, State Street, BNY Mellon, Jennison Associates, Pictet, T. Rowe Price, Northern Trust, Invesco and Impax Asset Management to solicit feedback before Executive Compensation Committee approval.

The shareholders provided input on the compensation changes being proposed for 2020 including our revised peer group and incentive plan designs. There was strong support to increase disclosures in the proxy as well as include environmental measures in the STI plan elements, which you will see as you review our 2019 compensation performance summaries and our 2020 compensation program designs.

•  Sought shareholder approval of the Amended and Restated Omnibus Equity Compensation Plan during the 2019 annual shareholders meeting. The changes to the plan included:

–  establishing minimum vesting or forfeiture periods for all awards;

–  revising the plan to reflect elimination of certain requirements, on a going forward basis, related to performance-based compensation to reflect the changes to 162(m) of the IRS code;

–  clarifying and including in the plan the standard impact of various termination of service events on outstanding awards;

–  adding an automatic exercise feature for expiring in-the-money stock options; and

–  providing each of the Board and the Compensation Committee with the authority to amend or terminate the plan.

44   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 1 Our Compensation Philosophy

Section 1

Our Compensation Philosophy

Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance for customers and shareholders;
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
–	Ensure a significant portion of pay is performance based to better align pay with the successful achievement of our business objectives;
•	Reward our named executive officers for leadership excellence and contributions to the organization’s success; and
•	Maintain an important focus on environmental, social, and governance issues while building shareholder value.

Components of Compensation for Named Executive Officers

The following chart provides a brief summary of the principal elements of our executive compensation program for 2019. We describe these elements, as well as retirement, severance and other benefits, in more detail on pages 50 through 61.

	Compensation Element	Form	Compensation Objective	Relation to Objective
Fixed	Base Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on subjective performance evaluations as well as actual performance against defined objectives.
Variable Performance- and/or Stock-Based Compensation	Annual Cash Incentive Awards	Variable cash paid on an annual basis based on achievement of pre-established goals	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual incentive award, if any, is entirely dependent on achievement of pre-established Company and individual goals.
	Long-Term Equity Incentive Awards	Restricted Stock Units	Align executive interests with shareholder interests; retain key executives.	Provide equity that will have same value as shares owned by shareholders; subject to stock ownership guidelines.
		Performance Share Units	Aligns executive interests with shareholder interests; creates a strong financial incentive for achieving or exceeding long-term performance goals.	The named executive officers receive equity only if the pre-established goals are achieved.
		Performance-Based Stock Options*	Aligns executive interests with shareholder interests; through financial performance- based nature, provides strong incentives to achieve core Company goals.	The named executive officers receive options only if the pre-established performance goals are achieved. Stock options only have value if the Company’s share price has increased since the grant date.

*	In light of the anticipated acquisition of Peoples Natural Gas, the long-term incentive program was modified for 2019 to provide time-based RSU awards and performance stock options, but no PSUs. This action was taken because the Compensation Committee recognized the difficulty in establishing performance-based measures given the uncertainty in the timing of the closing. Because the timing became more certain in the fourth quarter of 2019, the Compensation Committee included performance share units in the 2020 program.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   45

Executive Compensation

Section 1 Our Compensation Philosophy

Competitive Pay Positioning

We measure the competitiveness of our program for our named executive officers against the median compensation for comparable positions at other companies in our benchmark group composed of other investor owned utilities. Since compensation levels often vary based on the Company’s revenues, we adjust the Company’s revenues in the manner described below to align with the companies in the benchmark group. We then size adjust the market data using revenue-based regression analysis to determine the market medians for our named executive officer positions.

Our goal is to provide total direct compensation that is competitive with the market median for each named executive officer. Based on the information supplied by the consultant, the total target direct compensation for each of our named executive officers was within the competitive range of the benchmark market data for each of their positions during 2019.

46   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 2 How We Determine Executive Compensation

Section 2

How We Determine Executive Compensation

We emphasize pay for performance, especially for our higher-level executives. Therefore, the named executive officers receive a substantial portion of their total direct compensation from annual cash incentives and long-term equity incentives, which are risk- based incentives based upon achieving company goals. In addition, the percentages of total direct compensation represented by base salary, annual cash incentive opportunities, and equity incentives, respectively, for the named executive officers are generally in line with competitive market median benchmark percentages.

The Role of the Compensation Committee

The Compensation Committee determines the actual amount of each element of annual compensation to award to the Company’s named executive officers with the goal of having the target total direct compensation opportunity for each named executive officer generally within a range of 15% above or below the market median rate for his or her position over time.

The Role of Management

•	Our Senior Vice President, Chief Human Resources Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives, market median rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant.
•	Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary compensation based on his evaluation of the extent of achievement of individual goals (the “Individual Factor”) under the Annual Plan. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers, but the ultimate decisions with respect to compensation for the named executive officers is made by the Compensation Committee.
•	Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for purposes of the Compensation Committee’s determination of the achievement of the Company-specific goals (the “Company Factor”) for the Annual Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted share grants and the earning of performance shares. These financial measures are also certified by our Director of Internal Audit.

The Role of the Compensation Committee’s Independent Consultant

The Compensation Committee retained Pay Governance, a nationally recognized compensation consulting firm, as the Compensation Committee’s independent consultant to assist in designing and assessing the competitiveness of our executive compensation program. The Compensation Committee concluded that Pay Governance is an independent consultant after considering the factors relevant to Pay Governance’s independence from management, and NYSE and SEC rules regarding compensation consultant independence.

Annually, the Compensation Committee has the consultant develop a market rate for base salary, total cash compensation, and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the median compensation level that would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and scope, in an organization of similar size and type as the Company.

Our 2019 Benchmarking for Competitive Pay

In developing the market median for the named executive officers, the Compensation Committee’s consultant, Pay Governance, used compensation data from all 59 investor-owned utilities in the utility industry database we use to determine the market median for similarly situated executives of utility companies. All 59 companies in the utility industry compensation database used by the consultant are listed in Appendix A to this proxy statement. The Company has no involvement in the selection of the companies that are included in the database used by the consultant. Each Company in Appendix A was used in the development of the market median, as described in this paragraph.

Because the companies in our peer group vary widely in terms of revenues, Pay Governance applied regression analysis to size-adjust the benchmark data for each named executive officer’s revenue responsibility using the Company’s actual and adjusted revenues to account for the lack of cost of goods sold component for a water utility, where possible, and then averaging the results to determine the market medians for base salary, total cash compensation, and total direct compensation for each named executive officer. Tabular data was used where regression data was unavailable due to insufficient correlation between officer positions in

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   47

Executive Compensation

Section 2 How We Determine Executive Compensation

the Company and the companies in the database and/or limited sample size to ensure the accuracy of the regression analysis. Regression analysis is an objective calculation that identifies a relationship between one variable (in this case, compensation) and another variable that is correlated to it (in this case, total Company revenues).

Therefore, in developing the market medians for base salary, total cash compensation, and total direct compensation, Pay Governance used regression analysis to determine what our peer group companies would pay at the median for positions comparable to those of our named executive officers.

The combination of salary, short-term incentives, and long-term incentives is intended to compensate executives at approximately the 50th percentile of the market when the Company performs at target level.

Pay Governance reviews the Company’s executive compensation program for the Compensation Committee and annually provides the data and analysis described above. The compensation consultant discusses the proposed actual compensation awards for the named executive officers and provides research and input to the Compensation Committee on changes to the compensation program.

In 2019, Pay Governance also analyzed the Company’s executive compensation program to ensure that it remained competitive. Pay Governance uses the median to show the market rate for base salary, total cash compensation and total direct compensation, including the allocation between cash compensation and equity incentives. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant for executive and director compensation decisions.

Our 2020 Benchmarking for Competitive Pay

In July 2019, Pay Governance worked with the Compensation Committee to review and recommend a simplified 15 Company peer group based on the anticipated post-Peoples Natural Gas acquisition. Our primary rationale for developing a custom peer group was to address concerns with the historical practice of using the entire utility-Company industry and size adjusting the data to the Company revenues.

How We Selected our New Peer Group

A multi-step screening process was used to determine the final comparator companies.

48   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 2 How We Determine Executive Compensation

Shareholder Advisory Vote Impact on Compensation Committee Actions

The Compensation Committee also takes into consideration the results of the advisory votes on the Company’s executive compensation program for the few years prior to the year for which the executive compensation decisions are being made. For the years 2014 through 2018, the shareholders approved the advisory vote on the compensation of our named executive officers by 93% to 94% of the votes cast. In 2019, our approval rate decreased to 67%. The Compensation Committee took immediate action to review and respond to our approval rating drop through an in-depth study on the compensation program with its independent compensation consultant, Pay Governance and accelerated engagement starting in the summer of 2019 with our largest shareholders. Additionally, shareholders asked for more transparency in metrics and measurements, which you will see as you review our 2019 incentive plan results.

Highlights of 2020 Compensation Plan Changes During 2019, the Compensation Committee made the following key decisions for the 2020 compensation plan designs:

•  Redesigned the Company’s 2020 peer group to be a select group of fifteen companies with revenues, market capitalization and industry focus comparable to Essential’s expansion from water to a combined water and gas Company;

•  Underscored the Company’s commitment to gas safety and environmental protection by altering the 2020 short-term incentive program to incorporate specific measures focused on gas safety and gas environmentalism;

•  Eliminated stock options and replaced them with performance stock units (“PSUs”) in the long-term incentive program to align with industry norms and the company’s strategic plan;

•   Retained the Company’s focus on retention of key employees, by continuing to issue restricted stock units (“RSUs”);

•  Refined the 2020 Total Shareholder Return (TSR) portion of the PSUs from two measures to one TSR measure based on the new fifteen Company peer group; and

•  Revised the balance between cash compensation and long-term incentives for Mr. Franklin to a heavier weighting (53%) on long-term incentives in the total compensation package to further underscore the drive for long-term value creation for shareholders.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   49

Executive Compensation

Section 3 2019 Executive Compensation Program

Section 3

2019 Executive Compensation Program

Overview

Peoples Natural Gas Transaction Impact on 2019 Compensation
The acquisition of Peoples Natural Gas was anticipated to close in 2019. Because of this projected closing date, the Compensation Committee reviewed several different alternatives for addressing the uncertainty associated with the acquisition. Among other items, the Compensation Committee considered various performance metrics with a goal of aligning management’s interests with the Company’s shareholders. In the end, the Compensation Committee determined that keeping management engaged and aligned with the Company’s shareholders was paramount and that granting performance-based stock options, with performance based on stock price, and continuing to award service-based restricted stock units would be the best way to align the interests for 2019.

Accordingly, the Compensation Committee determined that the 2019 executive long-term incentive (LTI) compensation plan consisted of 70% performance-based stock options with the ROE goal described on pages 52 through 53, with a three-year pro- rata vesting cycle and 30% service-based restricted stock units with a three-year cliff vesting cycle. The Compensation Committee believes this LTI program closely aligned the interests of management with the shareholders for this transition year. For management to be rewarded, the Company’s share price must increase.

Similarly, the grant of restricted stock units, when coupled with our stock ownership requirements, further aligns interests of management with the shareholders by increasing the number of shares each member of management holds.

The 2019 strategy for LTI did indeed support growth. The management team worked diligently throughout the year to ensure a successful equity and debt offerings and conducted active outreach to investors to promote the merits of the acquisition and focus on integration efforts.

As detailed in Our 2019 Performance Highlights on page 42, we saw an increase in total return to shareholders of 40.41% in 2019.

Our executive compensation program is composed of the following seven elements, which we believe are important components of a well-designed, balanced and competitive compensation program. We use these elements to achieve our compensation program objectives as follows:

Element of Compensation	Objectives
Competitively benchmarked base salaries	Designed to attract and retain named executive officers consistent with their talent and experience; market-based salary increases are designed to recognize the executives’ performance of their duties and responsibilities; and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities.
Short-term incentives or annual cash incentive awards

Intended to reward executives for:

•  improving the quality of service to our customers;

•  controlling the cost of service to our customers by managing expenses and improving performance;

•  achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise;

•  disposing of under-performing systems where appropriate; and

•  enhancing our financial viability and performance by the achievement of annual objectives.

Long-term equity incentives

Designed to reward named executive officers for:

•  enhancing our financial health, which also benefits our customers;

•  improving our long-term performance through both revenue increases and cost control; and

•  achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies, as well as helping to retain executives due to the longer-term nature of these incentives.

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Section 3 Overview

Retirement benefits	Intended to assist named executive officers to provide income for their retirement.
Non-qualified deferred compensation plan	Designed to allow eligible executives to manage their financial and tax planning and defer current income until a later date, including following retirement or other separation from employment without an additional contribution from the Company.
Double-trigger Change-in-control agreements	Designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the named executive officers to evaluate such a transaction impartially.
Stock ownership guidelines	Designed to focus named executive officers on the long-term performance of the Company and align the interests of our executives with our shareholders by encouraging named executive officers to maintain a significant ownership interest in the Company.

Base Salary

Base salary is designed to provide the named executive officer and all our other employees, with a level of fixed pay that is commensurate with the employee’s role and responsibility. We believe that by delivering base salaries that are reflective of market medians, we are positioned to attract and retain top caliber executives in an increasingly competitive labor market. In 2019, no turnover of the top executive team is indicative of our success in attracting and retaining the executives throughout a significant acquisition and growth process. The Compensation Committee annually reviews the base salaries of the named executive officers as well as all our senior executives, to evaluate whether they are competitive with our Natural Gas industry peers. Multiple reviews were required in 2019 to assess the impact of expanded scopes of responsibility relating to the People’s acquisition.

The Compensation Committee, composed entirely of independent directors, determines any base salary changes for the named executive officers based on a combination of factors including competitive peer market pay, level of responsibility, experience, and internal pay equity. Additionally, the Compensation Committee considers recommendations from our CEO, Mr. Franklin, reflecting his assessment of the individual’s performance and their contributions to the achievement of business objectives. Mr. Franklin’s pay is evaluated separately by the Compensation Committee with the final recommendation approved by all the independent members of the Board.

A competitive base salary is necessary to attract and retain a talented and experienced workforce. Actual salaries for the named executive officers, other than the Chief Executive Officer whose salary is determined by the Board of Directors using the same criteria, are determined by the Compensation Committee by considering both the market median rate for the position and internal equity with both the other named executive officers and other employees of the Company. The Compensation Committee’s goal is to maintain base salaries generally in line with the market median rate over time for each of the named executive officers, although deviations from this goal may occur due to promotions.

Base salaries are considered for adjustment annually and adjustments are based on general movement in external salary levels, changes in the market rate for the named executive officers’ positions, individual performance, internal equity and changes in individual duties and responsibilities.

NEO 2019 Base Salary

For 2019, the annual increases to the salaries for the named executive officers reflected these assessments and averaged 4.8%.

The base salaries approved by the Compensation Committee for 2019, effective April 1, 2019, were as follows: Mr. Franklin, $805,000; Mr. Fox, $400,790; Mr. Schuller, $432,526; Mr. Rhodes, $402,730; and Mr. Luning, $360,451.

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Executive Compensation

Section 3 Overview

Short-Term Incentive Awards

The 2019 Annual Cash Incentive Awards

The Annual Cash Incentive Award Plan is a non-equity Incentive Plan which provides each named executive officer with the opportunity to earn a cash award tied primarily to Company performance against business objectives with a small Individual Performance element.

A balanced scorecard approach to this cash incentive ensures that all employees work in the best interests of the shareholders, employees, and customers.

Metric/Weighting	Metric Rationale and Definition Target Performance Range: 50% - 150% of Target
50% Financial

Half of the total award funding is based on the financial performance of the overall Company with the majority (35%) based on Essential Earnings Per Share and 15% based on Return on Equity.

This award measure aligns the executive to results for the shareholders.

• Adjusted Earnings Per Share* 35%
• Return on Equity 15%
15% Safety	From the employee perspective, Essential has a strong commitment to safety with an additional 15% of the award based on the ability of the Company to manage OSHA defined lost time incidents and recordable incidents as well as responsible vehicle accident rates, defined as the number of responsible vehicle accident (RVA) during which the driver failed to do everything reasonable to avoid the accident per million miles driven. The determination of the preventability is based on criteria similar to that found in the National Safety Council’s Guide to Determine Motor Vehicle Accident Preventability Report.

• Lost Time Incidents
• Responsible Vehicle Accident Rate
• Recordable Incidents
15% Compliance	Environmental stewardship as measured by water and wastewater compliance rates accounts for another 15% of the overall funding. Compliance is defined as a Water or Wastewater event causing the operating system to be out of compliance for at least 1 day out of the available days of the year (365 days in 2019).

• Drinking water
• Wastewater
10% Customer Satisfaction	The customer satisfaction metric (10%) ensures that we balance financial, safety and environmental concerns with our customer service levels. This metric measures the “service level” in terms of timeliness to answer calls within 30 seconds of receiving a customer call.

• Service Level
10% Individual Performance	Individual performance based on specific goals that align with broader Company goals represent 10% of the formula. At the beginning of 2019, two individual goals were identified for each named executive officer that aligned with the broader Company goals. Each named executive officer was rated on the achievement of each goal.

• Two individual goals set

*	Adjusted EPS is a non-GAAP financial measure. See Appendix B for reconciliation to the GAAP financial measure and adjustments made for purposes of the compensation metric attainment.

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Executive Compensation

Section 3 Overview

2019 Annual Cash Incentive Award Metrics

The tables and the narrative below detail the 2019 Annual Cash Incentive Award Metrics.

Metric Weight			Target Achievement
	Metric	Metric Components & Weights	50%	100%	150%

50%	Financial	Adjusted Earnings Per Share* [35%]	$1.42	1.47	1.52

		Return on Equity [15%]	–3.75	0	3.75

15%	Safety	Lost Time Incidents	22	19	16

		Responsible Vehicle Accident Rate	4.5	4.1	3.7

		Recordable Incidents	78	74	59

15%	Compliance	Drinking Water	99.10%	99.50%	99.90%

		Wastewater	91.50%	94.50%	96.50%

10%	Customer Satisfaction	Service Level	80.00%	82.00%	84.00%

10%	Individual Goals		50%	100%	150%

*	See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

2019 Performance

Based on the factors described above, the following table shows the 2019 performance of the Company compared to the targets set in the Annual Plan. The Compensation Committee evaluated the actual attainment of each performance goal, with particular emphasis on the above-target achievement of all goals and determined that the aggregate achievement of the corporate goals was 126.45%. Based on this determination, the table below shows the target annual cash incentive awards and the actual annual cash incentive awards, based on both corporate and individual goals, approved by the Compensation Committee for 2019 for the named executive officers.

2019 Company Performance Metric Scorecard

Metric	Metric Component	Target - 50%	Target - 100%	Target - 150%	Actual	Actual Attainment	Weight	Final Achievement
Financial	Aqua Earnings Per Share	$1.42	$1.47	$1.52	$1.50	130.00%	35.0%	45.50%
	Return on Equity	–3.75%	0.00%	3.75%	1.03%	113.69%	15.0%	17.05%
Safety	Lost Time Incidents	22	19	16	9	150.00%	5.0%	7.50%
	Recordable Incidents	78	74	59	59	150.00%	5.0%	7.50%
	Responsible Vehicle Accident Rate	4.5	4.1	3.7	3.0	150.00%	5.0%	7.50%
Compliance	Wastewater	91.50%	94.50%	96.50%	95.46%	124.00%	7.5%	9.30%
	Water	99.10%	99.50%	99.90%	99.66%	120.00%	7.5%	9.00%
Customer Satisfaction	Service Level	80.00%	82.00%	84.00%	83.24%	131.00%	10.0%	13.10%
Individual Goals	Individual Goals	50.00%	100.00%	150.00%	100.00%	100.00%	10.0%	10.00%
Total Score								126.45%

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Executive Compensation

Section 3 Overview

Additionally, the named executive officers had the following individual goals and achieved the results as listed in the table below:

2019 Individual Metric Objectives in Short Term Incentive

	Goals	Results
Christopher H. Franklin	Peoples Natural Gas Transaction: Obtain regulatory approvals, achieve all necessary financing, and close transaction	Regulatory approval complete, financing complete in accelerated timing, March 16, 2020 acquisition close
	Accomplish detailed implementation plan for installing SAP across the combined company organization	Extensive SAP and supporting technologies plan completed and reviewed by Board in December 2019
	Rename holding company and consider changing ticker symbol	Completed creation of new name and ticker symbol in 2019. New name and ticker launched February 2020
Daniel J. Schuller	Raise equity and debt capital to complete the Peoples Natural Gas acquisition	Completed public equity and debt issuances for Peoples in April 2019 which included raising nearly $2B in common equity and tangible equity units, and raising $436M in acquisition debt as part of a $900M public debt offering
	Ready Peoples Natural Gas for SOX compliance and Company close processes	Reduced monthly close from 20 days to 7 days; aligning accounting policies; substantially completed two-phase SOX initiative
Richard S. Fox	Drive state operation metrics	Achieved operational metrics for a total of 90% completion
	Complete rate cases in PA, NJ and champion fair market value legislation in key states	Achieved rate cases in PA and NJ
Matthew Rhodes	Close municipal transactions and deliver >$100M in rate base in 2019	Closed and progressed municipal transactions that will add in excess of $100 million in rate base.
	Sign municipal acquisitions that will close and add over $200M of additional rate base in 2020	Signed deals with ~$290M in rate base in 2019 (including DELCORA), that have closed or will likely close in 2020
Christopher P. Luning	Negotiate and close debt and equity offering for Peoples Natural Gas acquisition	Completed public equity and debt issuances for Peoples Natural Gas in April 2019 which included raising nearly $2B in common equity and tangible equity units and raising $436M in acquisition debt as part of a $900M public debt offering
	Negotiate closing issues to bring Peoples Natural Gas transaction ready for closing	Completed main negotiation for Peoples Natural Gas close.

2019 Named Executive Officer Short Term Incentive Award

Name	2019 Salary Rate* ($)	2019 Target Bonus %	2019 Company Metric Excluding Individual Metric	2019 Individual Metric	Total Factor	STI Payment ($)
Christopher H. Franklin	805,000	90%	116.45%	14%	130.45%	$945,110
Daniel J. Schuller	432,526	60%	116.45%	15%	131.45%	$341,133
Richard S. Fox	400,790	65%	116.45%	10%	126.45%	$329,420
Matthew Rhodes	402,730	55%	116.45%	14%	130.45%	$288,949
Christopher P. Luning	360,451	55%	116.45%	13%	129.45%	$256,632

*The ”2019 Salary Rate” is an annualized rate

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Executive Compensation

Section 3 Overview

Long-Term Equity Incentive Awards

Our use of equity incentive awards is intended to reward our named executive officers for:

•	enhancing the Company’s financial health, which also benefits our customers;
•	improving our long-term performance through both revenue increases and cost control; and
•	achieving increases in the Company’s equity and shareholder value, as well as helping to retain these executives due to the longer- term nature of these awards.

We make these equity incentive awards under our Amended and Restated Omnibus Equity Compensation Plan (the “Plan”). Under the Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, performance- based or service-based stock units and stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

Starting in 2011, the Compensation Committee began using a combination of performance share units and restricted stock units to better link the named executive officers’ long-term incentive compensation to performance results that led to increased shareholder value and enhanced our long-term financial stability, which also benefits our customers. As noted, previously, however, the Compensation Committee did not make performance share units awards in 2019 due to the uncertainties associated with the pending Peoples Natural Gas acquisition.

We aim to strike a balance between the incentive and retention goals of our equity grants:

• All of the equity grants to our Chief Executive Officer are subject to performance goals.	• For our other named executive officers, seventy percent of the equity grant is performance-based, and thirty percent is in the form of service-based restricted stock units.

Using the market median rates developed by Pay Governance, the Compensation Committee evaluates the annual equity incentive awards made to the named executive officers as part of the total compensation package designed to be competitive with the benchmarked group and our industry. The Compensation Committee does not consider any increase or decrease in the value of past equity incentive awards in making these annual decisions.

In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Essential’s total shares outstanding.

The number of equity incentive awards granted annually to all employees has been less than 1% of Essential’s total shares outstanding per year for the past several years. It is our equity granting policy to make all equity incentive awards on the same grant date.

Long Term Equity Incentive Awards Mix

Performance-based equity awards provide guidance and incentives to management for building shareholder growth, while restricted share units provide retention benefits while closely aligning management with the shareholders. The Compensation Committee is also focused on tying the awards to the appropriate metric. Below are charts describing the balance between the performance share units’ metrics, performance-based options, and restricted stock units payouts for 2017-2020:

Performance Goals for 2017-2020 PSUs

Award Year	Performance Period	Performance Share Units	Performance Based Stock Options	Restricted Stock Units
2017	2014-2016	57%	10%	33%
2018	2015-2017	53%	13%	33%
2019	2016-2018	N/A	70%	30%
2020	2017-2019	65%	N/A	35%

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Executive Compensation

Section 3 Overview

As a result of the Compensation Committee’s analysis, it established the target percentages of base salary for each named executive officer:		2019 Target LTI (%)
	Christopher H. Franklin	185
	Daniel J. Schuller	100
	Richard S. Fox	110
	Matthew Rhodes	85
	Christopher P. Luning	85

Vested Performance Share Awards and Status of Outstanding Performance Share Awards

Performance share or performance share unit grants (“PSU”) (together referred to as performance shares) provide the named executive officer with the opportunity to earn awards of shares based on Company performance against designated pre-determined, objective metrics. Participants are granted a target number of shares or units that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the designated metrics. Dividends or dividend equivalents, as applicable, on the performance shares accrue and will be paid when the performance shares are earned and paid based on the number of shares actually earned, if any. Performance shares vest three years after the grant date.

Performance Goals for 2017 PSUs

The performance goals to be achieved under the PSU awards have been based on the following performance goals, with the weighting of each goal assessed each year.

Metric 1: Essential TSR vs Large Investor-owned Water Companies TSR

Our total shareholder return ordinal ranking at the end of the performance period as compared to the TSR of the other large investor-owned water companies (defined as “Metric 1”)

•  American Water Works Company

•  American States Water Company

•  Connecticut Water Service, Inc.

•  California Water Service Group

•  Middlesex Water Company

•  SJW Corporation

Payout as a Percent of Target Award (7 companies)

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Executive Compensation

Section 3 Overview

Metric 2: Essential TSR vs S&P Midcap Utility Index TSR
Our TSR ordinal ranking compared to the TSR for the companies in the S&P Midcap Utility Index (defined as “Metric 2”)		Payout as a Percent of Target Award (18 companies)
• Pnm Resources Inc. • Aqua America Inc. • Atmos Energy Corp. • Hawaiian Electric Industries, Inc. • One Gas Inc. • Oge Energy Corp. • Idacorp Inc. • Black Hills Corp. • Northwestern Corp.	• New Jersey Resources Corp. • Vectren Corp. • Mdu Resources Group Inc. • Southwest Gas Holdings Inc. • Great Plains Energy • WGL Holdings Inc. • National Fuel Gas Co. • Ugi Corp. • Westar Energy Inc.

Metric 3: Operating and Maintenance Expense
The achievement of maintaining Operating and Maintenance (“O&M”) expenses within the Company’s regulated operations over the performance period.	Payout Scale

Metric 4: Rate Base Growth
The achievement of targeted cumulative level of rate base growth as a result of acquisitions.	Payout as a percent of Target Award

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Executive Compensation

Section 3 Overview

2017-2019 PSU Awards Achievement

The three-year performance period for the PSU awards made by the Compensation Committee in 2017 ended on December 31, 2019. In February 2020, the Compensation Committee determined the achievement of performance goals for the 2017 PSUs.

As a result, the Compensation Committee certified that a 159.91% payout of the 2017 PSU awards was earned in accordance with the following results and weightings:

2017 PSU Metrics	Payout	Weight	Product
Metric 1: TSR Large Investor Owned Water Utilities	100.00%	26.5%	26.47%
Metric 2: TSR S&P Mid-Cap Utilities index	197.22%	26.5%	52.20%
Metric 3: 3 Year O&M Management	147.86%	23.5%	34.79%
Metric 4: 3 year Rate Base Growth	197.39%	23.5%	46.45%
Total			159.91%

Applying this performance, the table below shows the Target PSU award and the Actual PSU award approved by the Compensation Committee for the NEOs.		Target PSUs Awarded in 2017	Actual 2017 PSUs Paid Out in 2020
	Christopher H. Franklin	23,378	37,384
	Daniel J. Schuller	5,867	9,382
	Richard S. Fox	6,013	9,615
	Matthew Rhodes (hired June 2018)
	Christopher P. Luning	4,900	7,836

As seen by the charts above, the Compensation Committee believes that its long-term incentive compensation program aligns with the shareholders, combining total shareholder return with objective metrics aimed at increasing shareholder value, with the actual payout based on actual achievement of four metrics that the Compensation Committee believes address share-based and operational metrics that are important to shareholders.

Outstanding 2018-2020 PSU Awards

The PSU awards granted in 2018 have similar performance goals to the 2017 PSU awards, with different percentile rankings and scales, and performance period that began on January 1, 2018 and will end on December 31, 2020.

Please see the disclosure under the heading “Outstanding Equity Awards at Fiscal Year-End” for a description of the status of the 2018 PSU awards.

Stock Options

For 2019 only, in anticipation of the acquisition of Peoples Natural Gas and the ensuing evolving business mix, the Compensation Committee elected to move to a long-term incentive mix for one year of 70% stock options and 30% restricted stock units in order to assess performance capabilities of the combined Company.

Stock options underscore the value creation expected of the named executive officers and aligns those expectations with shareholders as the value of the stock option is a function of the price of the Company’s stock.

The named executive officer’s outstanding performance-based stock options will vest ratably over a three-year period based upon the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below the return on equity granted by the Pennsylvania Public Utility Commission (the “PUC”) during Aqua Pennsylvania’s, the Company’s Pennsylvania water subsidiary, last rate proceeding.

Adjusted Return on Equity Calculation

The Company’s adjusted return on equity is calculated annually in accordance with the descriptive formula below and if the adjusted return on equity meets or exceeds 150 basis points below the return of equity of the most current Pennsylvania PUC rate award, the awards will vest:

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Executive Compensation

Section 3 Overview

Net Income
(excluding net income or loss from acquisitions which have not yet been incorporated into a rate application as of the last year end)
Return on Equity =

Equity
(excluding equity applicable to acquisitions which are not yet incorporated in a rate application during the award period) all as adjusted in accordance with the Omnibus Equity Compensation Plan

Beginning in 2020, under the redesigned long-term incentive program, stock options have been removed from the program and instead a heavier emphasis is placed on performance share units and restricted share units.

Restricted Share Awards

Annual restricted share or restricted stock unit grants (together referred to as “restricted shares”) entitle the named executive officer to receive the number of shares granted at the end of a given period of time, or in increments over a period of years on the anniversaries of the grant date, provided the named executive officer remains an employee of the Company. However, if separation is due to death, disability, retirement or termination following a Change in Control, then acceleration of the lapse of forfeiture restrictions occurs as set forth in the Plan.

•  Dividends or dividend equivalents, as applicable, are accumulated and paid when the restricted shares are paid.

•  The restricted shares to the other named executive officers (other than the Chief Executive Officer) vest 100% after three years, with vesting subject solely to continued service with the Company.

•  The restricted shares to the Chief Executive Officer vest 100% after three years, with vesting subject to continued service with the Company and the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below return on equity granted by the Pennsylvania Public Utility Commission during the Company’s Pennsylvania water subsidiary’s last rate proceeding, subjected to adjustments as allowed under the Plan.

•  The return on equity will be calculated in the same manner as it is calculated for the purpose of determining the return on equity required for the vesting of stock options.

Other Benefits

Retirement Plans

Our retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Some of our named executive officers are participants in our qualified pension plan (benefits frozen as of December 31, 2014) (the “Retirement Plan”), and in our non-qualified pension benefit plan (the “Non-Qualified Pension Benefit Plan”). Our non-qualified retirement plan is intended to provide executive officers with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in the Retirement Plan by providing the benefits that are limited under current Internal Revenue Service regulations. Benefits continue to accrue for some of our named executive officers in the Non-Qualified Pension Benefit Plan. Starting in 2009, the Company began to fund the trust for the benefits under the Non-Qualified Pension Benefit Plan using trust- owned life insurance. A named executive officer’s retirement benefits under our qualified and non-qualified retirement plan are not taken into account in determining the executive’s current compensation.

•	Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan and their plan compensation and credited service for purposes of determining their benefits was frozen.
•	Vesting service will continue to accrue in the Retirement Plan as long as the named executive officer remains employed by the Company.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified Executive Deferred Compensation Plan (the “Executive Deferral Plan”) that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives.

To provide named executive officers with the full Company matching contribution available to other employees under our qualified plans, executives who choose to defer up to six percent of their salary under one of the Company’s 401(k) plans, but do not receive

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Executive Compensation

Section 3 Overview

the full Company matching contribution under such qualified plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($18,000 for 2016, $18,500 for 2017 and 2018, and $19,000 for 2019), receive the portion of the Company matching contribution that would otherwise be forfeited by the executive as the Company’s contribution into the Executive Deferral Plan.

•	Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance.
•	A named executive officer’s deferrals and any earnings on deferrals under our non-qualified deferred compensation plan are not taken into account in determining the named executive officer’s compensation.

Severance Plans

All of the named executive officers are covered by a severance policy. The policy provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination, provided that the named executive officer is terminated for any reason other than for cause.

Additionally, on July 1, 2018, Mr. Franklin and the Company entered into an Employment Agreement (“Mr. Franklin’s Employment Agreement”). Under Mr. Franklin’s Employment Agreement, if the Company terminates Mr. Franklin’s employment without cause or does not renew the term of the Employment Agreement, or if Mr. Franklin terminates his employment for good reason (as defined in the agreement), Mr. Franklin will receive any accrued but unpaid salary and accrued vacation as well as a lump sum equal to (i) 24 months of base salary and (ii) two times the target annual bonus.

If the Company terminates Mr. Franklin’s employment for cause or if he terminates his employment without good reason, or for death or disability, Mr. Franklin (or his estate) will receive any accrued but unpaid salary and accrued vacation. Mr. Franklin’s Employment Agreement expires July 1, 2021 and may be extended for successive one-year terms upon mutual agreement of the Company and Mr. Franklin. Mr. Franklin’s Employment Agreement is filed with our SEC filings.

“Double Trigger” Change-In-Control Agreements

We maintain change-in-control agreements with the named executive officers. These change-in-control agreements are intended to:

•	minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company;
•	enable the executives to impartially evaluate such a transaction;
•	provide a retention incentive to our named executive officers; and
•	encourage their attention and dedication to their duties and responsibilities in the event of a possible change-in-control.

Under the terms of these agreements, the covered named executive officer is entitled to certain severance payments and a payment in lieu of the continuation of benefits if his employment is terminated other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Essential. See the description of “Potential Payments Upon Termination or Change-in-Control” on pages 76 through 82.

These change-in-control agreements are referred to as “double trigger” agreements because they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control. The normal annual restricted share, stock option and performance share grants to the named executive officers also contain double trigger provisions. Each of the change-in-control agreements limits the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”).

The Company has determined that there will be no tax gross-ups in any change-in-control agreements with executives and that all such agreements will be subject to the limitations under Section 280G of the Code. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages 76 through 77 are consistent with the multiples in the market. Named executive officers who receive payments under their change-in-control agreements in connection with their separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy.

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Executive Compensation

Section 4 2019 NEO Compensation and Performance Summaries

Section 4

2019 NEO Compensation and Performance Summaries

Linking Pay and Performance

Here we provide a summary of each of our NEOs 2019 total direct compensation and an overview of their individual performance accomplishments relative to achieving our Company’s annual and long-term performance goals.

Christopher H. Franklin

Chairman, President and Chief Executive Officer

Responsibilities

Mr. Franklin leads and guides the Company’s strategic direction which primarily focuses on the high-quality delivery of water, wastewater and natural gas service in a manner that delivers value for shareholders. He sets the tone for the Company’s culture based on a set of corporate values and objectives which incorporate strong environmental, social and governance practices.

Mr. Franklin leads the Company’s work with legislators, regulators, customers, and communities to create solutions that support economic development and strong communities while preserving and protecting natural resources.

2019 Total Compensation Pay Mix

2019 Key Accomplishments

•  Increased Revenues by 6.2% at $889.7 million.

•  Delivered earnings per share at $1.04.

•  Added approximately 12,000 customer connections through acquisition in 2019 and increased customers served by more than 2 percent, which includes customers from organic growth and acquisitions. Led management team in the Company’s largest municipal wastewater acquisition in Pennsylvania and in the company with acquisition of DELCORA, a $276 million wastewater operation authority which provides service to over half a million people. DELCORA has the equivalent of 165,000 retail customers. Acquisitions in 2019 added over $50 million in rate base.

•  Led the company through its largest debt offering and financing for the acquisition of Peoples Natural Gas.

•  Championed expanding the diversity of the board and senior management to go beyond industry benchmarks on gender and race diversity, with the board being over 50% diverse.

•  Drove the shrinking of the Company’s environmental footprint. By 2022, the Company’s water and wastewater business unit expects to be purchasing 65% of its energy from renewable sources, which meets the Paris Accord nearly 8 years early.

•  Championed Fair Market Value legislation to be instituted in the Company’s footprint with legislation passing in Texas; secured first fair market value acquisition in Ohio.

*	See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   61

Executive Compensation

Section 4 2019 NEO Compensation and Performance Summaries

Daniel J. Schuller

Executive Vice President and Chief Financial Officer

Responsibilities

As CFO, Mr. Schuller is responsible for managing Essential’s overall financial condition, including resource and capital allocation, and expense discipline.

He is also responsible for overseeing all corporate finance functions, including financial planning, forecasting, cash flow planning, investment strategies, capital structure, regulatory and rate strategies.

2019 Total Compensation Pay Mix

2019 Key Accomplishments

•  Completed financing for the previously announced agreement to acquire Peoples Natural Gas that reflects an enterprise value of $4.275 billion. This included an equity offering which was over-subscribed and a debt offering locking in long-term rates at under 4%.

•  In anticipation of the Peoples’ Natural Gas integration, drove the alignment of accounting practices, closing schedules, and internal controls at Peoples Natural Gas to ensure efficient consolidation of financials and SOX compliance as the entity transitions from a private company.

•  As part of the regulatory process for the Peoples Natural Gas acquisition, played a meaningful role in both settlement discussions and commission hearings in Pennsylvania, Kentucky, and West Virginia.

•  Led state finance teams responsible for securing an additional $58.2 million in annualized water revenue from rate cases or surcharges in Pennsylvania, New Jersey, North Carolina, and Ohio.

•  Provided guidance to Peoples Natural Gas team responsible for securing nearly $60 million of additional annualized revenue from its Pennsylvania rate case.

•  Led the financial planning initiative which culminated in the Company providing its first ever multi-year earnings guidance.

Richard S. Fox Executive Vice President and Chief Operating Officer

Responsibilities

As COO, Mr. Fox is responsible for responsible for the leadership, management and vision to ensure that the company has the proper operational controls, administrative and reporting procedures, and people systems in place to operate effectively and efficiently, grow the business, and ensure financial strength of the company.

Mr. Fox directs the company’s focus on the key operational metrics and performance indicators across all our states.

2019 Total Compensation Pay Mix

2019 Key Accomplishments

•  Delivered record results in annual OSHA defined safety metrics in the company’s history.

•  Managed the investment of $550 million on infrastructure projects, helping to ensure safe and reliable water for all customers.

•  Achieved successful rate cases in Pennsylvania and New Jersey.

•  Attained settlement in Peoples acquisition case including resolution of Goodwin-Tombaugh strategy.

•  Led the development of voluntarily changing Aqua’s companywide PFAS standards to the lowest in the industry.

•  Continued annual Improved in wastewater environmental compliance rate metrics.

•  Prepared for operational integration of Peoples Natural Gas into Essential.

•  Passed Fair Market Value legislation in Texas; secured first fair market value acquisition in Ohio.

*	See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

62   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 4 2019 NEO Compensation and Performance Summaries

Matthew Rhodes

Executive Vice President Strategy & Corporate Development

Responsibilities

As EVP of Strategy and Corporate Development,

Mr. Rhodes is responsible for driving Essential’s overall strategy and corporate development function, as well as leading the state presidents and business development leads in M&A initiatives. Mr. Rhodes is also responsible for leading the Company’s Market-based businesses.

Mr. Rhodes guides a team of internal and external professionals responsible for due diligence, underwriting/ valuation, financing, ratings, negotiations, and transaction management, in partnership with other members of the executive team.

2019 Total Compensation Pay Mix

2019 Key Accomplishments

•  Spearheaded the acquisition team for DELCORA, a $276.5 million pending acquisition of a wastewater authority which provides service to a half million people.

•  Helped lead the numerous equity and debt financing transactions to fund the Peoples acquisition.

• Closed several municipal transactions adding ~$53M of rate base, and helped move two deals with an additional ~$50M of rate base into the final regulatory approval stage.

Christopher P. Luning Executive Vice President, General Counsel and Secretary

Responsibilities

Mr. Luning is responsible for acting as a legal and business advisor to the Board of Directors, the CEO, and the senior leadership team. In addition, this position is responsible for the Corporation’s Legal, Internal Audit, and Records Department, is the Company’s designated SEC Compliance Officer, and is responsible for the Corporation’s risk management including its Enterprise Risk Management program and its Insurance policies and programs.

2019 Total Compensation Pay Mix

2019 Key Accomplishments

•  Led the legal team in the financing for the previously announced agreement to acquire Peoples Natural Gas, that reflects an enterprise value of $4.275 billion. The financing included an equity offering which was over-subscribed and a debt offering locking in long-term rates at under 4%.

•  Led the legal negotiations for the agreement to acquire DELCORA, a $276 million acquisition of a wastewater authority which provides service to a half million people.

•  Led the Company’s strategy in its legal actions, including the development of company wide PFAS standards.

•  Supported the Company’s municipal acquisition strategy, including supporting fair market value legislation.

•  Led the negotiations to combine the Company’s insurance programs following the anticipated closing of the Peoples Natural Gas acquisition.

*	See Appendix B for a reconciliation of non-GAAP financial measures to GAAP financial measures.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   63

Executive Compensation

Section 5 Our New 2020 Short- and Long-Term Incentive Program

Section 5

Our New 2020 Short- and Long-Term Incentive Program

2020 Short-Term Incentive Program

The Compensation Committee re-evaluated the Short-Term Incentive (STI) metrics associated with the Company following the Peoples Natural Gas transaction. The goal is to properly incent management to focus on core issues associated with driving long-term shareholder growth, while motivating management. Among other considerations, the Compensation Committee reviewed the Peoples Natural Gas STI plan, and sought to incorporate industry-wide standards and incentives for both the water/wastewater industries and the natural gas industries.

Below is the 2020 STI Plan that the Compensation Committee adopted for all named executive officers:

Proposed 2020 Essential Short-Term Incentive Plan

Each metric associated with the 2020 STI plan was carefully considered and appropriately weighted. The chart below illustrates each metric and shows the targets that are to be met to achieve certain payouts:

2020 Essential Short-Term Incentive Plan – Metrics, Weighting and Target Payout Levels

			2020 Target Payout Levels
Metric	Metric Component	Weight	Threshold	Target	Maximum

Financial	Essential Earning Per Share	35.00%	$1.50	$1.55	$1.60

	Essential ROE	15.00%	5.77%	9.52%	13.27%

Safety	Essential Lost Time/Restricted Time	5.00%	2.5	2.0	1.6

	Essential Responsible Vehicle Accident Rate	5.00%	3.9	3.3	2.7

	Peoples Gas Safety	10.00%	99.98%	99.99%	100.00%

Customer Satisfaction	Essential Service Level	10.00%	80%/30sec	82%/30sec	84%/30sec

Environmental Stewardship	Aqua Water	2.50%	99.20%	99.55%	99.90%

	Aqua Wastewater	2.50%	92.50%	94.50%	96.50%

	Peoples Gas Leaks	2.50%	905	860	814

	Peoples Gas LTIP	2.50%	90.00%	100.00%	110.00%

Individual Goals		10.00%

		100.00%

64   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 5 Our New 2020 Short- and Long-Term Incentive Program

2020 Long-Term Incentive Program

With the anticipated closing of the Peoples Natural Gas transaction, the Compensation Committee re-examined the Company’s LTI program. Following a year-long study, the Compensation Committee and the Board of Directors determined that our LTI program will return to a mix of performance-and retention-based incentives.

As shown in the charts below, the program is now comprised of 65% performance-based incentives and 35% restricted stock units.

2020 Essential Long-Term Incentive Plan

35% RSU	20% Performance 3 Yr O&M	20% Performance Rate Base	25% Performance, TSR Peer Group

2020 Financial Metrics for PSUs

Relative TSR

The most prevalent long-term incentive metric in the peer group. The performance is based on relative TSR rank against our new 15 company peer group, with the percentile ranking determining the overall payout level (0 - 200%). The payout schedule would be:

•  Maximum (200% payout): 90th percentile (or greater)

•  Target (100% payout): 50th percentile

•  Threshold (50% payout): 30th percentile

Additionally, two other internal operating measures were chosen to balance internal financial and operational management with external shareholder results.
Rate base growth	Defined as the approved rate base at the time of acquisition plus subsequent capital invested in the following three years. Rate base growth is central to the Company’s growth platform.
Operations and maintenance performance	To ensure cost effective operations, operations and maintenance targets include the budget plus the first two years in the plan for the regulated businesses only.

The charts below illustrate both of the components and metrics that the Compensation Committee will use to measure the performance of the Company with respect to the award of the shares associated with the PSUs:

2020 PSU Performance Target Payout Percentage

The charts below illustrate the performance that will be required for the 2020 PSUs to be paid out, and at what percentage:

PSU Metric: Relative TSR

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   65

Executive Compensation

Section 5 Our New 2020 Short- and Long-Term Incentive Program

LTI Metrics – Rate Base Growth and O&M

These charts illustrate both the Rate Base Growth and the Operations and Maintenance metrics that will be used by the Compensation Committee.

LTI Targets – Essential Rate base Growth & O&M

Rate Base Growth – Payout	Operating & Maintenance Budget Attainment

Rate Base Growth: Rat base acquired through transactions: approved rate base at time of acquisition + subsequent capital invested in the following three years.	O&M Budget + First 2 years in the plan for the regulated businesses only.

66   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Section 6 Compensation Governance Policies and Practices

Section 6

Compensation Governance Policies and Practices

Anti-Hedging and Anti-Pledging Policy

We believe that issuance of incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help to align the interests of such officers with our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities, buying or selling puts, calls or other derivative securities, or pledging the Company’s securities as collateral for a loan. None of our directors nor any of our named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2019.

Clawback of Incentive Compensation

In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the cash incentive compensation received by the named executive officers with respect to the period to which the restatement relates, recalculate Essential’s results for the period to which the restatement relates and seek reimbursement of that portion of the cash incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement.

In addition, starting with the performance share unit grants and restricted stock unit grants in 2014, all shares issued pursuant to those grants are subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

Limited Perquisites

We offer a limited number of perquisites for our named executive officers. The Board has authorized executive benefits consisting of executive financial planning and annual executive physical exams. The Board regularly reviews the benefits provided to our executives and makes appropriate modifications based on the value of these benefits.

Stock Ownership Guidelines

In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2017, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based on variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee uses a round number of shares, the value of which approximates the following multiples of the midpoint of the average base salary grade for the executives:

Position	Multiple of Midpoint of 2019 Average Base Salary	Approximate Shares, PSUs, and RSUs To Be Held Based upon December 31, 2019 Share Price
Chief Executive Officer	5	85,700
Executive Vice President	3	25,500

Each named executive officer is expected to have shareholdings consistent with these guidelines within five years after becoming a named executive officer or after receiving a significant promotion. Messrs. Franklin and Fox each received a significant promotion in 2015 and Mr. Schuller was initially hired in 2015 and Mr. Rhodes was initially hired in 2018, starting a new five-year period for each.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   67

Executive Compensation

Executive Compensation Committee Report

Shareholdings, as defined for ownership requirement purposes, include shares held directly or beneficially, including shares acquired under our Employee Stock Purchase Plan or 401(k) plans and restricted shares units and performance share units.

An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met. The chart below shows the shareholdings of the named executive officers as of December 31, 2019:

Officer Shareholdings as of December 31, 2019

Name	Position	Shares, PSUs(1), and RSUs Held
Franklin	Chief Executive Officer	212,653
Schuller	Executive Vice President	34,576
Fox	Executive Vice President	40,501
Rhodes	Executive Vice President	18,650
Luning	Executive Vice President	58,407

(1) PSUs listed at target amount.

Executive Compensation Committee Report

The purpose of the Compensation Committee is to assist the Board of Directors in its general oversight of the Company’s compensation programs and the compensation of the Company’s executives. The Compensation Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website: www.essential.co.

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 40 through 68 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders.

Respectfully submitted,

Members:

Ellen T. Ruff, Chairperson

Elizabeth B. Amato

Daniel J. Hilferty

Christopher C. Womack

68   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Executive Compensation Tables

Executive Compensation Tables

The following Summary Compensation Table shows compensation paid to or earned by the named executive officers in 2019.

Summary Compensation Table

		Salary(1)	Bonus	Grant Date Fair Value of PSU and RSU’s(2)	Grant Date Fair Value of Stock Option Awards(2)	Non-Equity Incentive Plan Compensation(1)(3)	Change in Non-qualified Pension Value and Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)(6)
Christopher H. Franklin	2019	792,909	—	448,884	997,962	945,110	2,610,971	15,190	5,811,026
President and Chief	2018	749,321	—	1,158,719	178,220	913,122	535,338	17,957	3,552,677
Executive Officer	2017	705,730	—	1,139,644	110,106	711,103	1,632,770	14,150	4,313,503
Daniel J. Schuller	2019	429,134	—	130,355	289,842	341,133	—	31,451	1,221,915
EVP and Chief Financial Officer	2018	392,384	—	289,223	44,487	326,439	—	150,121	1,202,654
Principal Financial Officer	2017	367,984	—	285,998	27,631	252,579	—	22,399	956,591
Richard S. Fox	2019	394,682	—	132,893	295,433	329,420	732,586	22,747	1,907,761
EVP and Chief Operating Officer	2018	373,257	—	296,461	45,594	311,572	217,073	22,794	1,266,751
	2017	354,871	—	293,136	28,319	258,061	372,738	20,312	1,327,437
Matthew R. Rhodes	2019	399,572	—	103,168	229,394	288,949	—	17,471	1,038,554
EVP, Strategy &	2018	203,019	65,000	636,372	36,885	301,801	—	76,605	1,319,682
Corporate Development	2017	—	—	—	—	—	—	—	—
Christopher P. Luning	2019	355,830	—	92,365	205,312	256,632	454,709	17,724	1,382,572
EVP, General Counsel	2018	339,732	—	239,251	36,797	216,796	31,811	14,562	878,949
and Secretary	2017	326,831	—	238,853	23,077	177,414	276,991	10,680	1,053,846

(1)	Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred by the named executive officer pursuant to the Executive Deferral Plan described on page 76.
(2)	The grant date fair value of stock-based compensation Is based on the fair market value on the date of grant as determined In accordance with the FASB ASC Topic 718 accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in Note 14, “Employee Stock and Incentive Plan” contained In the Notes to the Consolidated Financial Statements In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. For performance shares, the RSUs, the Grant Date Fair Value of Stock and Options Awards shown Is based on the target number of the shares underlying the awards granted.

(3)	Non-Equity Incentive Plan Compensation is shown for the year in which the compensation is earned and Is generally paid in the following calendar year. See the description of these annual cash Incentive awards above under the CD&A section of this Proxy Statement.
(4)	The increase from 2018 to 2019 was primarily due to the significant decrease in the discount rate from 4.30% at December 31, 2018 to 3.35% at December 31, 2019, plus the increase in benefit accrual for each participant. The change in pension value is based on the aggregate change In the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit pension plans (Including non-qualified pension plans) from the pension plan measurement date used for financial statement reporting purposes in the Company’s audited statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year. All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Executive Deferral Plan are invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan; there are no preferential or above-market earnings on this deferred compensation. Messrs. Rhodes and Schuller are not eligible to participate In the Retirement Plan since they were hired by the Company after the Retirement Plan was closed to new entrants.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   69

Executive Compensation

Grants of Plan-Based Awards

(5) “All Other Compensation” includes the following components:

			401(k) Company
		Group Life ($)(a)	Match and Company Contribution ($)(b)	Relocation ($)(c)	Car Allowance ($)(d)	Total ($)
Franklin	2019	3,450	7,997	—	3,743	15,190
	2018	3,450	8,250	—	6,257	17,957
	2017	3,450	8,100	—	2,600	14,150
Schuller	2019	414	24,501	—	6,536	31,451
	2018	270	22,040	119,867	7,944	150,121
	2017	270	15,888	—	6,241	22,399
Fox	2019	3,880	8,400	—	10,467	22,747
	2018	3,648	8,250	—	10,896	22,794
	2017	3,462	8,100	—	8,750	20,312
Rhodes	2019	180	17,291	—	—	17,471
	2018	—	—	76,605	—	76,605
Luning	2019	1,852	8,400	—	7,472	17,724
	2018	1,758	8,250	—	4,554	14,562
	2017	1,100	7,620	—	1,960	10,680

(a)	Represents the taxable value of group life insurance benefit for the named executive officer.
(b)	Includes Company match and year end contribution to the 401 (k) and the non-qualified retirement plan.
(c)	Represents reimbursement provided under the Company’s relocation policy.
(d)	The Company provides the use of Company owned or leased vehicles for several of its named executive officers.

(6)	Total compensation is calculated in accordance with the SEC requirements under Item 402(c) of Regulation S-K, but does not reflect the compensation paid for the year. Specifically, the Total compensation includes the change in pension value in the qualified and non-qualified defined benefit pension plans in which the named executive officers participate. Such pension benefits will not be paid to the named executive officers until they retire from service to the Company.

Grants of Plan-Based Awards

The following table contains information regarding equity and non-equity awards granted to the named executive officers in 2019:

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum	Units(6)	Underlying	Awards	Awards(7)
Name	Grant	($)	($)	($)	(#)	(#)	(#)	(#)	Options(#)	($/Sh)	($)
Franklin	2/28/19	362,250	724,500	1,086,750	12,383	12,383	12,383	0	190,088	$35.94	1,446,846
Schuller	2/28/19	129,758	259,516	389,273	0	0	0	3,596	55,208	$35.94	420,197
Fox	2/28/19	130,257	260,514	390,770	0	0	0	3,666	56,273	$35.94	428,326
Rhodes	2/28/19	110,751	221,502	332,252	0	0	0	2,846	43,694	$35.94	332,561
Luning	2/28/19	99,124	198,248	297,372	0	0	0	2,548	39,107	$35.94	297,677

(1)	The named executive officers’ Non-Equity Incentive Plan Awards are calculated based on the named executive officers’ current annual salary multiplied by the executive’s target incentive compensation percentage times the factors described on pages 52 through 54.
(2)	The Threshold Non-Equity Incentive Plan Award is based on the factors described on pages 52 through 54.
(3)	The Target Non-Equity Incentive Plan Award is based on the factors described on pages 52 through 54.
(4)	The Maximum Non-Equity Incentive Plan Award is based the factors described on pages 52 through 54. The February 28, 2019 Equity Incentive Plan Awards in these columns are composed of non-qualified stock options and restricted stock units for the CEO, Mr. Franklin, and for the other named executive officers.
(5)	Represents service-based restricted stock unit grants to the named executive officers other than Mr. Franklin, which vest on the third anniversary of the grant date as long as the named executive officer is providing service to the Company.
(6)	The grant date fair value of restricted stock unit awards is based on their fair market value on the date of grant as determined under FASB ASC Topic 718. The assumptions used in calculating the fair market value under FASB’s accounting standard for stock compensation are set forth in Note 14, “Employee Stock and Incentive Plan” contained in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

70   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

Equity awards in 2019 consisted of RSUs and Stock Options. The RSU grants to the named executive officers vest at the end of three years from the grant date. Stock Options grants to the named executive officers vest 33.33% in 2020, 33.34% in 2021, and 33.34% in 2022.

If the Company does not achieve the required financial performance to meet the designated performance criteria, the stock options that are subject to such performance criteria that would otherwise vest are forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information on outstanding stock option and stock awards held by the named executive officers at December 31, 2019.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested(1)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested(1)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3)
Name	(#) Unexercisable	(#) Exercisable	($)	Date	(#)	($)	(#)	($)
Franklin	9,018	18,035	$ 30.47	2/22/2027
	23,296	11,649	$ 34.51	2/27/2028	38,875	$1,885,485	42,408	$2,933,436
	190,088	—	$ 35.94	2/28/2029
Schuller	2,263	4,526	$ 30.47	2/22/2027	10,227	$ 495,595	10,617	$ 750,620
	5,815	2,908	$ 34.51	2/27/2028
	55,208	—	$ 35.94	2/28/2029
Fox	2,319	4,639	$ 30.47	2/22/2027	10,463	$ 507,049	10,882	$ 768,768
	5,960	2,980	$ 34.51	2/27/2028
	56,273	—	$ 35.94	2/28/2029
	5,750		$ 13.72	01/22/2020
Rhodes	4,570	2,286	$ 35.44	2/27/2028	9,032	$ 434,237	4,583	$ 489,390
	43,694	—	$ 35.94	2/28/2029
Luning	1,890	3,780	$ 30.47	2/22/2027	8,061	$ 391,010	8,829	$ 610,315
	4,810	2,405	$ 34.51	2/27/2028
	39,107	—	$ 35.94	2/28/2029

(1)	The performance goals for the PSUs granted for 2017 for the three-year performance period ended December 31, 2019 and consisted of four metrics. These metrics, and the achievement determined by the Compensation Committee are described on pages 55 to 58 of this Proxy Statement.
(2)	The PSUs and RSUs in this column that are vested and earned for the named executive officers as of the date of this proxy statement are:

Named Executive Officer	Performance Period End	Date Vested, Earned and Paid	Number of Shares Issued
Franklin	12/31/2019	2/22/2020	51,208
Schuller	12/31/2019	2/22/2020	12,851
Fox	12/31/2019	2/22/2020	13,171
Rhodes	12/31/2019	2/22/2020	3,581
Luning	12/31/2019	2/22/2020	10,733

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   71

Executive Compensation

Options Exercised and Stock Vested

The value of the PSU awards includes accrued and unpaid dividend equivalents. The dividend equivalents were accrued based upon the assumption that the PSUs would be issued at target award.

(3)	For the PSUs granted in 2018, the Company’s interim performance through December 31, 2019 is 159.91%. Based on such interim performance PSUs are presented at target.

	Performance Share Units			Restricted Share Units
Named Executive Officer	Performance Period Ends	Date to be Vested, Earned and Paid if Applicable	Number of Units Issued at Target	Vesting Period Ends	Date to be Earned And Paid if Applicable	Number of Units Issued at Target
Franklin	12/31/2019	2/22/2020	23,378	2/22/2020	2/22/2020	13,824
	12/31/2020	2/27/2021	19,030	2/27/2021	2/27/2021	12,668
	—	—	—	2/28/2022	2/28/2022	12,383
Schuller	12/31/2019	2/22/2020	5,867	2/22/2020	2/22/2020	3,469
	12/31/2020	2/27/2021	4,750	2/27/2021	2/27/2021	3,162
	—	—	—	2/28/2022	2/28/2022	3,596
Fox	12/31/2019	2/22/2020	6,013	2/22/2020	2/22/2020	3,556
	12/31/2020	2/27/2021	4,869	2/27/2021	2/27/2021	3,241
	—	—	—	2/28/2022	2/28/2022	3,666
Rhodes	12/31/2019	2/22/2020	—	2/22/2020	2/22/2020	3,581
	12/31/2020	2/27/2021	4,583	2/27/2021	2/27/2021	2,605
	—	—	—	2/28/2022	2/28/2022	2,846
Luning	12/31/2019	2/22/2020	4,900	2/22/2020	2/22/2020	2,897
	12/31/2020	2/27/2021	3,929	2/27/2021	2/27/2021	2,616
	—	—	—	2/28/2022	2/28/2022	2,548

(4)	All such PSUs are subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company on the vesting date; actual results could vary materially at the end of the performance period. All RSUs for Mr. Franklin are subject to the achievement of applicable performance criteria and his continued service with the Company on the vesting date. All RSUs for the NEOs are subject to the individual’s continued service with the Company on the vesting date.

Options Exercised and Stock Vested

The following table shows (1) the number of shares of stock options, restricted shares, PSUs or RSUs previously granted to the named executive officers that were exercised, vested or were earned during 2019, and (2) the value realized by those officers upon the exercise, vesting, or payment of such shares based on the closing market price for our shares of Common Stock on the exercise or vesting date.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
		Value	Number of
	Number of Shares	Realized on	Shares Acquired	Value Realized on
	Acquired on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)
Franklin	—	—	34,193	1,300,146
Schuller	—	—	9,011	342,622
Fox	—	—	9,011	342,622
Rhodes	—	—	7,162	259,708
Luning	—	—	8,206	312,034

(1)	The “Number of Shares Acquired on Vesting” column represents the number of shares of common stock issued upon the earning and vesting of the 2017 PSUs and RSUs in 2019.
(2)	The “Value Realized on Vesting” column includes the fair value of the shares paid on the vesting date plus dividend equivalents paid for PSUs and RSUs vesting in the amount of $82,712 for Mr. Franklin, $21,797 for Mr. Schuller, $21,797 for Mr. Fox, $4,705 for Mr. Rhodes, and $19,851 for Mr. Luning.

72   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

CEO to Median Employee Pay Ratio

CEO to Median Employee Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Franklin:

For 2019, as is permitted under the rules of the SEC, to determine our median employee, we chose “base salary” as our consistently applied compensation measure . We annualized this measure of compensation for those who began their employment during 2018. Using a determination date in December 2019, we calculated the median base salary for all required employees. The annual total compensation of the employee identified as the median employee of the Company (other than Mr. Franklin), was $129,309 and, the annual total compensation of Mr. Franklin was $5,811,026. The annual median employee number was higher than normal due to a gain of $53,167 In present value of the pension benefit. The annual total compensation for the median employee and Mr. Franklin were calculated under Item 402(c) of Regulation S-K.

Accordingly, the ratio of the annual total compensation of Mr. Franklin to the median of the annual total compensation of all employees of the Company was estimated to be 45 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the pay ratio reported above.

Retirement Plans and Other Post-Employment Benefits

Pension Benefits

The following table shows: (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2019; (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2019; and, (3) any payments made to the named executive officers during 2019 under those plans.

Pension Benefits		Number of	Present Value	Payments During
Name	Plan Name	Years of Credited Service*(#)	of Accumulated Benefit ($)	Last Fiscal Year ($)
Franklin	Retirement Income Plan for Essential Utilities, Inc. and	22	1,137,864	—
	Subsidiaries Non Qualified Retirement Plan	27	6,623,835	—
Schuller	Retirement Income Plan for Essential Utilities, Inc. and	—	—	—
	Subsidiaries Non Qualified Retirement Plan	—	—	—
Fox	Retirement Income Plan for Essential Utilities, Inc. and	13	589,789	—
	Subsidiaries Non Qualified Retirement Plan	18	1,485,202	—
Rhodes	Retirement Income Plan for Essential Utilities, Inc. and	—	—	—
	Subsidiaries Non Qualified Retirement Plan	—	—	—
Luning	Retirement Income Plan for Essential Utilities, Inc. and	12	467,006	—
	Subsidiaries Non Qualified Retirement Plan	17	1,017,669	—

*	For benefit accrual purposes, credited service in the Retirement Plan is frozen as of December 31, 2014. For early retirement eligibility purposes, service continues to accrue after December 31, 2014 and will equal that shown for the Non-Qualified Retirement Plan.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   73

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Retirement Income Plan (the “Retirement Plan”)

The Company sponsors a qualified defined benefit Retirement Plan to provide retirement income to the Company’s employees hired prior to certain dates starting in 2003. Effective December 31, 2014, the named executive officers (other than Mr. Schuller, and Mr. Rhodes who are not participants in the plan) ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits were frozen in the Retirement Plan as of December 31, 2014.

For the portion of the Retirement Plan covering certain of the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by the Company to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted shares underlying restricted stock units or performance shares become freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes maximum limitations on the annual amount of pension benefits that may be paid, and the amount of compensation that may be taken into account in calculating benefits, under a qualified, funded, defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

Benefits earned under the final pay formula for the retirement plan are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above “Covered Compensation” for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years. The annual benefit is further subject to a minimum benefit schedule. Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years. Covered Compensation is defined as the average of the Social Security Wage Bases (as defined in the Retirement Plan) in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination. Effective December 31, 2014, years of credited service and plan compensation in the Retirement Plan was frozen for the named executive officers (other than Mr. Schuller and Mr. Rhodes).

Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. All named executive officers (with the exception of Messrs. Rhodes and Schuller) are vested in the Retirement Plan. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of vesting service or age 62 with 30 years of vesting service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65 or are reduced actuarially in accordance with the terms of the Retirement Plan and federal law if payment occurs before age 55. Pension benefits earned are payable in the form of a lifetime annuity or can be collected as a lump sum benefit. Married individuals may receive a reduced benefit paid in the form of a qualified joint and survivor annuity. Mr. Fox is currently eligible to retire under the Retirement Plan.

Non-Qualified Retirement Plan

Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company. On December 1, 2014, the Board of Directors adopted an amended benefits plan for salaried employees of the Company (the “Non-Qualified Pension Benefit Plan”). The Non-Qualified Pension Benefit Plan is a plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. Effective December 31, 2014, the Non-Qualified Pension Benefit Plan was amended to include credited service and plan compensation that the named executive officers would have otherwise accrued under the Retirement Plan if their benefit had not been frozen in the Retirement Plan. In addition, deferred compensation is excluded from the Retirement Plan “plan compensation” definition but is included in the calculation of benefits under the Non-Qualified Pension Benefit Plan. The benefit under the Non-Qualified Pension Benefit Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations, absent the freezing of plan compensation and credited service, and including deferred compensation in the final average earnings calculation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

Participants may retire as early as age 55 with 10 years of service under the Non-Qualified Pension Benefit Plan. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned under the Non-Qualified Pension Benefits Plan are payable in the form of a lump sum, unless an alternative election is made. An alternative election may be made such that benefits are paid as an annuity for life (and the life of the participant’s spouse upon death), in a series of installments or under certain circumstances transferred at separation from employment to up to five separate distribution accounts under the Company’s Executive Deferral Plan.

74   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Retirement Plans and Other Post-Employment Benefits

Messrs. Franklin, Fox, and Luning are earning benefits under the Non-Qualified Pension Benefit Plan and are fully vested in those benefits. Mr. Fox is currently eligible to retire under the Non-Qualified Pension Benefit Plan. Messrs. Rhodes and Schuller do not earn any benefits under the Non-Qualified Pension Benefit Plan. In 2009, the Company began to fund the Non-Qualified Pension Benefit Plan through the use of trust-owned life insurance.

Actuarial Assumptions used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

Retirement Ages
	December 31, 2019	December 31, 2018
Discount Rate	3.35%	4.30%
Franklin	62	62
Fox	65	65
Luning	65	65
Termination, pre-retirement mortality and disability rates	None	None
Post-Retirement Mortality	50% of the present value for the Retirement Plan is calculated using the PRI-2012 gender specific nondisabled annuitant mortality tables projected generationally from 2012 with Scale MP-2018 improvements. 50% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended PRI-2012 nondisabled annuitant mortality table projected generationally from 2012 with Scale MP-2018 improvements.

50% of the present value for the Retirement Plan is calculated using the RP-2014 gender specific annuitant mortality tables (with MP-2014 mortality improvement removed from 2006-2014) projected generationally from 2006 with Scale MP-2018 improvements. 50% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended RP-2014 annuitant mortality table (with MP-2014 mortality improvements removed from 2006 to 2014) projected generationally from 2006 with Scale MP-2018 improvements.

Please note the following with regard to the “incremental pension value above that included in the Pension Benefits Table upon retirement, termination, death and disability:

*	Upon termination, the benefits for Mr. Franklin and Mr. Luning are assumed to be payable as an immediate lump sum from the qualified pension plan and lump sum payment at age 55 from the nonqualified plan (as required by the plan provisions of the nonqualified pension plan). Benefits Payable from the qualified pension plan are actuarially equivalent to the benefit payable at age 65. Benefits payable from the non-qualified plan have been reduced for early commencement by 3% per year of commencement prior to age 65 to the assumed age 55 commencement date.
*	Upon retirement, the benefits for Mr. Fox are payable as an immediate lump sum from the qualified pension plan and the nonqualified pension plan. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.
*	Retiree medical plan eligibility is age 55 with 15 years of service. We have not included retiree medical plan values for Mr. Franklin and Mr. Luning since they have not attained retirement eligibility for that plan.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   75

Executive Compensation

Non-Qualified Deferred Compensation

Non-Qualified Deferred Compensation

The following table contains information regarding contributions to, earnings on, withdrawals from and balances as of December 31, 2019 for our non-qualified Executive Deferral Plan

Non-Qualified Deferred Compensation
Name	Registrant Contributions in Last FY ($)(1)	Individual Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Franklin	14,230	—	15,564	—	105,974
Schuller	8,217	—	20	—	8,237
Fox	2,948	94,098	55,179	—	370,662
Rhodes	—	3,996	327	—	4,322
Luning	1,942	—	5	—	1,947

(1)	The Company’s and the named executive officers’ contributions to this plan are included in the base salary earned in 2019 in the Summary Compensation Table.
(2)	In 2019, the deferred amounts were invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the earnings on those mutual funds.
(3)	Prior year contributions were reflected in the Summary Compensation Table for prior years.

Employees with total projected W-2 compensation for 2019 in excess of $150,000 were eligible to participate in the Company’s Executive Deferral Plan for 2019. Participants may defer up to 100% of their salary and 100% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

Potential Payments Upon Termination or Change-In-Control

Double-Trigger Change-In-Control

The Company maintains double-trigger change-in-control agreements with its named executive officers. Payments under these agreements are triggered if the named executive officer’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after consummation of a change-in-control transaction involving the Company.

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

Payment in Lieu
Name	Multiple of Base Compensation	of Health Benefit Continuation Period	Outplacement Services
Franklin	3	3	36 Months
Fox	2	2	6 Months
Rhodes	2	2	6 Months
Schuller	2	2	6 Months
Luning	2	2	6 Months

76   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

For purposes of the change-in-control agreements, “Base Compensation” is defined as current base annual salary, plus the greater of the named executive officer’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the named executive officer under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by the Company), in all capacities with the Company and its subsidiaries or affiliates. The executive’s Base Compensation would be determined prior to reduction for salary deferred by the named executive officer under any deferred compensation plan of Essential and its subsidiaries or affiliates, or otherwise. The named executive officer is entitled to receive a pro-rata share of the named executive officer’s target annual cash incentive compensation based on the portion of the calendar year that has elapsed at the time of the named executive officer’s termination. The named executive officer is also entitled to receive a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 years and outplacement services.

The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreement, although under the requirements of Section 409A of the Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the named executive officer’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

For equity incentive awards made under the Plan: (i) for restricted stock units without performance goals, if a change-in-control occurs prior to the vesting date, the restricted stock units would remain outstanding and vest on the vesting date or, if earlier, vest upon a qualified termination event following a change-in-control; (ii) for Options, if a change-in-control occurs prior to any vesting date, the Options would remain outstanding and vest in accordance with the vesting schedule, or, if earlier, accelerate and vest upon a qualified termination event following a change-in-control; and (iii) for performance shares, if a change-in-control occurs, performance would be measured at the date of the change-in-control, and the number of performance shares earned to be determined as of the date of the change-in-control as follows:

•	If a change-in-control occurs more than one year after the grant date, the number of performance shares earned as of the change-in-control date would be the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.
•	If a change-in-control occurs within one year after the grant date, the number of performance shares earned as of the change-in-control date would be a pro-rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.

Any performance shares that are not earned at the change-in-control date would be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plan.

The number of shares underlying the performance share awards will be earned and paid out at the end of the performance period, or, if earlier, as a double-trigger payment on the date of termination of employment following or in connection with the change-in-control.

For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in-control, subject to certain exceptions, means:

1.	any person (including any individual, firm, corporation, partnership or other entity except Essential, any subsidiary of Essential, any employee benefit plan of Essential or of any subsidiary, or any person or entity organized, appointed or established by Essential for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Essential then outstanding; or
2.	during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Essential cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Essential’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

3.	there occurs a sale of 50% or more of the aggregate assets or earning power of Essential and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Essential is merged into or is merged with an unrelated entity such that following the merger the shareholders of Essential no longer own more than 50% of the resultant entity.

The change-in-control agreement for Mr. Franklin and the form of change-in-control agreement for the other named executive officers have been filed with the SEC as exhibits to the Company’s periodic report filings.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   77

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Retirement and other Benefits

Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including the certain named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and nonqualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is shown in the Pension Benefits Table on page 73. The pension benefit values included in the tables on pages 73 through 75 reflect the incremental value above the amounts shown in the Pension Benefits Table for benefits payable upon each triggering event from all pension plans in the aggregate.

The Company sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. Mr. Fox is eligible for these benefits. The postretirement medical benefits shown in the tables on pages 79 through 82 are those which are payable from the Company under each of the triggering events.

Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements. In addition, the Company assumes immediate termination, retirement, death or disability have occurred at December 31, 2019 for purposes of the tables on pages 73 through 75. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2019 are shown with zero value in the tables.

Upon termination for any reason, the named executive officer in our Executive Deferral Plan, would be entitled to a distribution of their account balances as shown in the Non-qualified Deferred Compensation table on page 76, subject to the restrictions under the Executive Deferral Plan described on page 76. The values of these account balances are not included in the tables on pages 73 through 75. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables on pages 73 through 75.

Under the terms of the Amended and Restated Omnibus Equity Compensation Plan (the “Plan”):

•	if the employment of the named executive officer terminates, any vested Options will remain exercisable for 90 days following the date of termination, or if shorter, the remaining term of the stock option;
•	if the named executive officer retires, other than in a change-in-control context, a prorated portion of the unvested Options will vest if the applicable performance goal is met for the year in which retirement occurs, and the vested Options will remain exercisable for the full term of the Options;
•	if the named executive officer dies or becomes disabled any unvested portion of any outstanding Options will become immediately vested, and will remain exercisable for one year following the termination date; and,
•	if, in connection with a change-in-control, the named executive officer’s employment is terminated by retirement, termination without cause or disability or death, all unvested stock options will accelerate and vest on the termination date. The vested Options shall be exercisable for the applicable period.

Under the terms of the RSUs granted under the Plan, grantees of RSUs will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement, or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the restricted stock units shall be issued to the grantee within 60 days following the grantee’s retirement, death or disability, subject to applicable tax withholding and the values of these restricted stock units as of December 31, 2019 are included in the tables on pages 73 through 75.

Under the terms of the performance share unit grants under the Plan, grantees of performance share units will (i) earn a pro- rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or earn immediately any unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units and the estimated values of these performance share units based on interim performance through December 31, 2019

78   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

are included in the tables on pages 73 through 75. For purposes of the performance share units tied to the performance goal of cumulative earnings before taxes, the Company’s actual performance is measured against a pro-rata portion of the performance goal as of year-end. Actual performance results for the full performance period may be substantially different from the amounts presented in the tables on pages 73 through 75.

Termination

With respect to a termination event other than in connection with a change-in-control, the severance plan applicable to the named executive officers other than Mr. Franklin, and Mr. Franklin’s Employment Agreement as described on pages 79 through 81, provides the named executive officers with a severance benefit of one full year salary and one full year projected bonus and a minimum of one month of continued medical benefits if the named executive officer is terminated for any reason other than for cause.

In addition, once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Non-Qualified Pension Benefit Plan. Benefits vest upon attaining five years of service. Pension benefits for Messrs. Franklin, Fox, and Luning are vested and payable from the Retirement Plan as well as the Non-Qualified Pension Benefit Plan.

The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. Franklin, Fox and Luning are payable as an immediate lump sum payment or life annuity from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

In the case of retirement, the present value of benefits is determined in the same manner as termination. Messrs. Franklin, Rhodes, Schuller, and Luning are not currently eligible for retirement benefits. Mr. Fox is eligible for retirement.

Death

Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2019 in the tables on pages 73 through 75), survived to the earliest retirement age and retired with a qualified contingent annuity. Vested benefits under the Non-Qualified Pension Benefit Plan are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2019 in the tables on pages 73 through 75), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

Disability

If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

Messrs. Franklin, Fox, and Luning have each completed ten years of service. Therefore, for purposes of this present value calculation, these participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence. Mr. Schuller and Mr. Rhodes have not completed ten years of service.

Termination Events Compensation

The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2019 and assuming a value for our Common Stock as of December 31, 2019 for purposes of valuing the vesting of the equity incentives are shown on the following page:

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   79

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Christopher H. Franklin
Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	4,588,500	3,059,000	—	—	—
Prorated current year bonus	724,500	724,500	724,500	724,500	724,500
Payment of accrued dividend equivalents	191,814	—	154,573	191,814	191,814
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	1,824,793	—	1,137,698	1,824,793	1,824,793
Vesting of performance share units	3,060,394	—	2,455,172	3,060,394	3,060,394
Vesting of stock options	11,832,917	—	4,680,273	11,832,917	11,832,917
Continuation of welfare benefits	80,560	12,777	—	—	—
Outplacement services	67,500	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	119,529	119,529	—	—	1,590,811
Present value of retiree medical benefits	—	—	—	—	—
Total	22,490,507	3,915,806	9,152,216	17,634,418	19,225,229

Daniel J. Schuller
Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	865,052	432,526
Prorated current year bonus	259,516	259,516	259,516	259,516	259,516
Payment of accrued dividend equivalents	48,388	—	38,833	48,388	48,388
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	480,055	—	291,380	480,055	480,055
Vesting of performance share units	766,273	—	615,074	766,273	766,273
Vesting of stock options	3,319,597	—	1,271,047	3,319,597	3,319,597
Continuation of welfare benefits	52,386	12,777	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	5,811,267	704,819	2,475,850	4,873,829	4,873,829

80   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Richard S. Fox
Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	801,580	400,790
Prorated current year bonus	260,514	260,514	260,514	260,514	260,514
Payment of accrued dividend equivalents	49,582	—	39,799	49,582	49,582
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	491,133	—	298,416	491,133	491,133
Vesting of performance share units	785,396	—	630,413	785,396	785,396
Vesting of stock options	3,387,707	—	1,298,650	3,387,707	3,387,707
Continuation of welfare benefits	40,798	9,951	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	380,047	—	1,468,490
Present value of retiree medical benefits	220,416	220,416	220,416	—	220,416
Total	6,057,126	891,671	3,128,255	4,974,332	6,663,238

Matthew R. Rhodes
Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	805,460	402,730
Prorated current year bonus	221,502	221,502	221,502	221,502	221,502
Payment of accrued dividend equivalents	20,653	—	12,464	20,653	20,653
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	423,962	—	254,563	423,962	423,962
Vesting of performance share units	314,428	—	172,428	314,428	314,428
Vesting of stock options	2,372,817	—	746,203	2,372,817	2,372,817
Continuation of welfare benefits	—	—	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	4,178,822	624,232	1,407,160	3,353,362	3,353,362

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   81

Executive Compensation

Potential Payments Upon Termination or Change-In-Control

Christopher P. Luning
Payments and Benefits Upon Separation	Change-in-Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	720,902	360,451
Prorated current year bonus	198,248	198,248	198,248	198,248	198,248
Payment of accrued dividend equivalents	39,974	—	29,303	39,974	39,974
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	378,383	—	236,695	378,383	378,383
Vesting of performance share units	637,361	—	512,100	637,361	637,361
Vesting of stock options	2,440,504	—	968,242	2,440,504	2,440,504
Continuation of welfare benefits	52,386	12,777	—	—	—
Outplacement services	20,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	206,792	206,792	—	—	1,024,365
Present value of retiree medical benefits	—	—	—	—	—
Total	4,694,550	778,268	1,944,588	3,694,470	4,718,835

82   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 4:

Approval of an Amendment to the Articles of Incorporation to Adopt a Majority Voting Standard in Uncontested Director Elections

At the 2020 Annual Meeting, shareholders are being asked to approve the Board of Directors’ approval of an amendment to the Company’s Articles of Incorporation to establish a majority voting standard in an uncontested director elections and for the transition to this standard for the 2021 election of directors.

Why you should vote to approve this proposal

Our Board of Directors has approved, subject to shareholder approval, an amendment to the Company’s Articles of Incorporation to provide for a majority voting standard in uncontested director elections. Under the proposed majority voting standard, in an uncontested director election, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate. Appendix C to this proxy statement includes the text of the proposed amendment to the Company’s Articles of Incorporation (the “Majority Voting Amendment”), with text proposed to be deleted from the Articles in brackets and boldface font, and text proposed to be added to the Articles of Incorporation in double-underlined font. Because this Proposal 4 provides only a summary of the proposal to adopt the Majority Voting Amendment, it may not contain all of the information that is important to you. You should read the Majority Voting Amendment carefully before you decide how to vote.

If the Majority Voting Amendment is approved by our shareholders at the Annual Meeting, we expect to file the Majority Voting Amendment and the corresponding articles of amendment with the Department of State of the Commonwealth of Pennsylvania as soon as practicable after the Annual Meeting. If shareholders do not approve the Majority Voting Amendment, the plurality voting standard will continue to apply in contested and uncontested director elections.

Our Board of Directors has also approved changes to our Amended and Restated Bylaws, as amended (the “Existing Bylaws” and, as proposed to be amended as described in this Proposal 4, the “Amended Bylaws”) which will become effective upon the filing of the Majority Voting Amendment with the Department of State of the Commonwealth of Pennsylvania if the Majority Voting Amendment is approved by our shareholders.

Background

Under Pennsylvania law, the default voting standard for the election of directors by shareholders is that directors receiving the highest number of affirmative votes are elected. This is called the “plurality voting standard.” As a Pennsylvania corporation, the Company’s directors are currently elected under the plurality voting standard.

Our Board of Directors regularly reviews our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its shareholders. After carefully and thoroughly considering the issue, and based on shareholder feedback, the Board of Directors determined to propose and submit the Majority Voting Amendment to our shareholders for consideration and approval.

Summary of Proposed Amendment

As noted above, the Company’s directors are currently elected under the plurality voting standard. The adoption of the Majority Voting Amendment would provide for a majority voting standard in uncontested director elections. Under the proposed majority voting standard, in an uncontested director election, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate. In a contested director election, a plurality voting standard will continue to apply. Additionally, under Pennsylvania law, if an incumbent director fails to receive a sufficient number of votes for re-election at the end of his or her term, such director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the “holdover rule”). In light of the holdover rule and to give appropriate effect to the majority voting standard, the Majority Voting Amendment provides that if an incumbent director who is a candidate for re-election is not elected by a majority vote, the director will be deemed to have tendered his or her resignation to the Board. If the Majority Voting Amendment is approved by shareholders, the Board will amend its Corporate Governance Guidelines to update its existing resignation policy to reflect the majority voting standard.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   83

Proposal 4 Approval of an Amendment to the Company’s Articles of Incorporation

The Amended Bylaws will remove the plurality voting standard in director elections contained in the existing Bylaws if the Majority Voting Amendment is approved by our shareholders. If the Majority Voting Amendment is adopted, the voting standard in director elections would be governed by the Articles, as amended by the Majority Voting Amendment, and the Board of Directors will amend and restate the Existing Bylaws and Articles to reflect the Majority Voting Amendment.

The Board of Directors unanimously recommends a vote FOR the approval of this amendment to the Company’s Articles of Incorporation to establish a majority voting standard.

84   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Proposal 5:

Approval of an Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

The Articles of Incorporation currently authorize the issuance of up to 300,000,000 shares of common stock, par value $.50 per share. As of March 9, 2020, a total of 285,837,055 shares of common stock were issued and outstanding, reserved for issuance and estimated to be issued in pending acquisitions, as described below:

•	223,307,879 shares were issued and outstanding;
•	33,868,081 shares were reserved for issuance under stock incentive plans, the Employee Stock Purchase Plan, the Direct Stock and Dividend Reinvestment Plan, the Company’s 401(k) plan, and for the conversion of outstanding 6% Tangible Equity Units;
•	21,661,095 shares were reserved to be issued under the private placement transaction with CPPIB; and,
•	Approximately 7,000,000 shares in the aggregate are currently estimated to be issued in the Company’s pending acquisition of DELCORA.

As a result, as of March 9, 2020, approximately 14,162,945 shares of common stock were available for future issuance.

The Board of Directors considered the limited number of available common stock and voted to adopt, subject to the approval of shareholders, an amendment to the Articles of Incorporation increasing the authorized shares of common stock from 300,000,000 to 600,000,000.

Appendix D to this proxy statement includes the text of the proposed amendment to the Company’s Articles (the “Authorized Shares Amendment”), with text proposed to be deleted from the Articles in brackets and boldface font, and text proposed to be added to the Articles in double-underlined font. Because this Proposal 5 provides only a summary of the proposal to adopt the Authorized Shares Amendment, it may not contain all of the information that is important to you. You should read the Authorized Shares Amendment carefully before you decide how to vote.

If the Authorized Shares Amendment is approved by our shareholders at the 2020 Annual Meeting, we expect to file the Authorized Shares Amendment and the corresponding articles of amendment with the Department of State of the Commonwealth of Pennsylvania as soon as practicable after the Annual Meeting. If shareholders do not approve the Authorized Shares Amendment, the number of authorized shares of common stock will remain at 300,000,000.

Why you should vote to approve this proposal

The Board of Directors believes that it is advisable to have a greater number of authorized shares of common stock available for issuance in connection with acquisition and other business combinations, public or private financings, and various corporate programs and purposes. We may consider future acquisitions and other business combinations as opportunities arise, stock splits, and public or private financings to provide us with capital, any and all of which may involve the issuance of additional shares of common stock or securities convertible into shares of common stock.

Additional shares may also be necessary to meet anticipated future obligations of our stock-based compensation and employee- based benefit programs, and our dividend reinvestment plan. We believe that these benefit plans are critical to retaining our current management team and attracting additional management talent. We also believe that the dividend reinvestment plan is critical in continuing to provide long-term shareholder benefit.

The Board of Directors believes that having the authority to issue additional shares of common stock will:

•	avoid the possible delays and significant expense of calling and holding a special meeting of shareholders to increase the authorized shares of common stock at a later date; and
•	enhance its ability to respond promptly to opportunities for acquisitions, mergers, stock splits, and additional financings.

Such a delay may result in our inability to consummate a desired transaction under a required deadline. Simply put, by having additional common shares authorized, we can be prepared to act quickly as opportunities arise

The authorization of additional shares of common stock will not, by itself, have any effect on the rights of present shareholders. The additional 300,000,000 shares to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently authorized, issued and outstanding.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   85

Proposal 5: Approval of an Amendment to the Articles of Incorporation

However, the issuance of additional shares of common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.

If the proposed amendment is approved, the number of authorized shares of common stock will be increased to 600,000,000 and the Board of Directors will have the right to issue, without further shareholder approval, up to an additional 300,000,000 shares of common stock. In addition, the Board of Directors will amend and restate the Articles of Incorporation to include this amendment.

The Board of Directors unanimously recommends a vote FOR the approval of this amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock.

86   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Annual Meeting Information

Questions and Answers About the 2020 Annual Meeting

What is the proxy?

The proxy card or electronic proxy that you are being asked to give is a means by which a shareholder may authorize the voting of his or her shares at the meeting if he or she is unable to attend in person. The individuals to whom you are giving a proxy to vote your shares are Christopher P. Luning, our Executive Vice President, General Counsel and Secretary, and Daniel J. Schuller, our Executive Vice President and Chief Financial Officer.

The shares of common stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the proxy card or electronic proxy, or voting via telephone. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Why am I receiving a Notice of Availability over the Internet?

Under SEC rules, the Company is furnishing proxy materials to many of its shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The Notice is being sent to shareholders of record as of March 9, 2020 on or about March 27, 2020. Proxy materials, which include the Notice of Annual Meeting of Shareholders, this proxy statement and the Annual Report to Shareholders for the year ended December 31, 2019, including financial statements and other information about the Company and its subsidiaries (the “Annual Report”), are first being made available to shareholders of record as of March 9, 2020, on or about March 27, 2020.

Who pays for the cost of soliciting proxies?

The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement at the rate suggested by the New York Stock Exchange (the “NYSE”) of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation does not exceed $8,000 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

Who is entitled to vote?

Holders of shares of the Company’s common stock (the “Common Stock”) of record at the close of business on March 9, 2020 are entitled to vote at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

How many shares can vote?

As of March 9, 2020, there were 223,307,879 shares of Common Stock outstanding and entitled to be voted at the meeting. Shares can be voted in the following four ways:

•  In person at the meeting;

•  By proxy at the meeting;

•  Electronically via the Internet, according to the instructions set out on the proxy card; or

•  By telephone, according to the instructions set out on the proxy card.

What is the deadline for voting?

If you vote by proxy, we must receive the proxy by 11:59 P.M. May 5, 2020 in order for your vote to count. If you vote by proxy and are a Plan participant, we must receive the proxy by 11:59 P.M. ET on May 3 for your vote count. If you vote electronically over the Internet or by telephone, you must do so by 11:59 p.m. ET on May 5, 2020.

As part of our precautions with respect to the coronavirus or COVID-19 outbreak, we may consider alternative arrangements for the 2020 Annual Meeting, which may include a change in date, time, or location of the meeting, including holding the meeting solely by means of remote communication. If we make any such changes, we will announce the decision in advance through all appropriate means, and provide details on our website.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   87

Annual Meeting Information

Questions and Answers About the 2020 Annual Meeting

If a proxy is executed, can a shareholder still attend the meeting in person?

Yes, execution of the accompanying proxy or voting through an electronic proxy or voting by telephone will not affect a shareholder’s right to attend the meeting and, if desired, vote in person. You can submit a proxy and still attend the meeting without voting in person.

Can a shareholder revoke or change his or her vote?

Yes. Any shareholder giving a proxy card or voting by electronic proxy or voting by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What is “Householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the Proxy Materials or the Notice. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the Proxy Materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. By telephone at 1-800-540- 7095, or by mail at 51 Mercedes Way, Edgewood, New York 11717. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Financial Solutions, Inc. with this request by using the contact information provided above.

What are the voting requirements to approve each proposal? What is the impact of abstentions and broker non-votes on each proposal?

The following table summarizes the vote required for the approval of each proposal and the impact, if any, of abstentions and broker-non votes.

Proposal	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
Proposal 1 Election of directors	Plurality of the votes cast*	No effect on this proposal	No effect on this proposal
Proposal 2 Ratification of the appointment of PricewaterhouseCoopers LLP	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	Not applicable as brokers have discretionary authority to vote on this proposal
Proposal 3 Advisory vote on executive compensation	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal
Proposal 4 Approval of the Majority Voting Amendment	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal
Proposal 5 Approval of the Authorized Shares Amendment	Affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting	No effect on this proposal	No effect on this proposal

*	In accordance with the Company’s current resignation policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election shall promptly tender his or her resignation to the Board of Directors.

88   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Annual Meeting Information

Questions and Answers About the 2020 Annual Meeting

The Company’s Articles of Incorporation also provide that the affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting, other than the election of directors, on the recommendation of a vote of a majority of the entire Board of Directors. The Company’s Articles of Incorporation also provide that the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action with respect to any other matter properly brought before the meeting, other than the election of directors, without the recommendation of a vote of a majority of the entire Board of Directors.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors, the advisory vote on the compensation paid to the Company’s named executive officers for 2019, the approval of the Majority Voting Amendment, or the approval of the Authorized Shares Amendment. Without your voting instructions on these matters, a broker non-vote will occur.

Your proxy vote is important. You are asked to complete, sign and return the proxy card or submit an electronic proxy, vote telephonically or provide your broker with instructions on how to vote your shares, regardless of whether or not you plan to attend the meeting.

Information About Proposals Under Consideration at this Annual Meeting

How are directors elected?

Under the Company’s current Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast at the meeting. A description of the Company’s resignation policy is included in the question below. Votes may be cast FOR or WITHHOLD for each nominee. The director nominees who receive the highest number of votes up to the number of directors to be elected will be elected at the meeting. All of the directors elected at the 2020 Annual Meeting will be elected for one year terms expiring at the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

What if an incumbent director receives more WITHHOLD votes than FOR votes in an uncontested election?

The Board of Directors adheres to a resignation policy for the election of directors in uncontested elections. Under this policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election must promptly tender his or her resignation to the Board of Directors. The Board will evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and its shareholders. Within 90 days after the election, the independent directors must make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will promptly disclose publicly its decision and the reasons for its decision.

The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board of Directors appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its shareholders. The Company’s resignation policy is set forth in the Company’s Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.essential.co.

Why are the shareholders asked to vote on the ratification of the selection of the independent registered public accounting firm?

The Audit Committee of our Board of Directors carefully considers the qualifications of the independent auditors before engaging them to conduct an audit, and has the oversight authority with respect to the performance of the independent auditors. The Board of Directors thinks it is important to provide an opportunity for the shareholders to voice any concern with respect to the independent auditors selected, which is the reason for this ratification vote.

What is the impact of the advisory vote on the compensation paid to the Company’s named executive officers, referred to as “Say on Pay” vote?

The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   89

Annual Meeting Information

Questions and Answers About the 2020 Annual Meeting

into account the outcome of the non-binding advisory vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

What if the proposed amendments to the Company’s Articles of Incorporation do not receive a majority of the votes that are cast?

If the Majority Voting Amendment is not approved by our shareholders, then the current plurality voting standard will continue to apply in contested and uncontested director elections. If the Authorized Shares Amendment is not approved by our shareholders, the number of authorized shares of common stock will remain at 300,000,000. The approval of each of the Majority Voting Amendment and the Authorized Shares Amendment is not conditional on the other. If shareholders approve the Majority Voting Amendment but not the Authorized Shares Amendment, or vice versa, we may proceed with the filing of the approved amendment with the Department of State of the Commonwealth of Pennsylvania.

Process for Submitting Shareholder Proposals at the Next Annual Meeting

Who can submit a shareholder proposal at an annual meeting of shareholders?

Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s proxy materials, which are this proxy statement and the form of proxy attached, for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14I(e) of the Securities Exchange Act of 1934, as amended.

What is the deadline for submitting shareholder proposals for inclusion in the Company’s proxy materials for the next annual meeting?

To be eligible for inclusion in the Company’s proxy materials relating to the 2021 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than November 27, 2020.

What is the deadline for proposing business to be considered at the next annual meeting, but not to have the proposed business included in the Company’s proxy materials?

A shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s proxy materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2021 Annual Meeting of Shareholders (other than matters included in the Company’s proxy materials) not earlier than January 6, 2021 or later than February 5, 2021. The notice must meet certain other requirements set forth in the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company.

Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

Corporate Secretary
Essential Utilities, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

90   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Annual Meeting Information

Nominating Candidates for Director

Nominating Candidates for Director

How does a shareholder nominate a director for election to the Board of Directors at the 2020 Annual Meeting?

A shareholder entitled to vote for the election of directors may make a nomination for director provided that written notice (the “Nomination Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2020 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

Section 4.14 of the Company’s Bylaws requires the Nomination Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Nomination Notice must contain or be accompanied by the following information:

1.	Residence of the shareholder who intends to make the nomination;
2.	A representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Nomination Notice;
3.	Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;
4.	A description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and
5.	The consent of each nominee to serve as a director of the Company if so elected.

What is the deadline for submitting a Nomination Notice for the 2020 Annual Meeting?

Under the requirements above, a Nomination Notice for the 2020 Annual Meeting must be received by the Secretary of the Company no later than April 22, 2020.

Who chooses the director candidates?

The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, consideration of candidates proposed by shareholders, meetings from time to time to evaluate potential candidates and interviews of potential candidates.

How are director candidates evaluated?

In considering candidates for director, the Corporate Governance Committee will consider the candidate’s personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, including, without limitation, race, gender and national origin, background, demographics, expertise and experience.

Due consideration will also be given to the position the candidate holds at the time of his or her nomination and his or her capabilities to advance the Company’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director. The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others.

What is the deadline for submitting a shareholder recommendation for a director candidate at the 2021 Annual Meeting of Shareholders?

If you would like a director candidate considered by the Corporate Governance Committee for selection as a nominee at the 2021 Annual Meeting of Shareholders, the recommendation should be submitted to the Chairperson of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders—that is, for nominee recommendations for the 2021 Annual Meeting, no later than November 27, 2020.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   91

Annual Meeting Information

Communications with the Company or Independent Directors

Communications with the Company or Independent Directors

The Company receives shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Corporate Secretary

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address below. The Company will review all correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the lead independent director.

The Independent Directors or Lead Independent Director of Essential Utilities, Inc.

C/O Corporate Secretary

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

Additional Information

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2019 and 2019 Annual Report to Shareholders. Please direct your request to Investor Relations Department, Essential Utilities, Inc., 762 W.  Lancaster Ave., Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.Essential.co.

Other Matters

The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

CHRISTOPHER P. LUNING

Secretary

March 27, 2020

92   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Appendix A

Utility Companies Included in the Utility Industry Database used by the Executive Compensation Committee’s Compensation Consultant Pay Governance for 2019:

Investor-Owned Utilities

1.	AES	30. NiSource
2.	Allete	31. NorthWestern Energy
3.	Alliant Energy	32. NW Natural
4.	Ameren	33. OGE Energy
5.	American Electric Power	34. Oncor Electric Delivery
6.	Atmos Energy	35. ONE Gas
7.	AVANGRID	36. Otter Tail
8.	Avista	37. Pacific Gas & Electric
9.	Berkshire Hathaway Energy	38. Peoples Natural Gas
10.	Black Hills	39. Pinnacle West Capital
11.	CenterPoint Energy	40. PNM Resources
12.	CH Energy Group	41. Portland General Electric
13.	Chesapeake Utilities	42. PPL
14.	Cleco	43. Public Service Enterprise Group
15.	CMS Energy	44. Puget Sound Energy
16.	Dominion Energy	45. SCANA
17.	Duke Energy	46. Sempra Energy
18.	Duquesne Light Company	47. South Jersey Industries
19.	Edison International	48. Southern Company Services
20.	El Paso Electric Co.	49. Southwest Gas
21.	Entergy	50. Spire Group
22.	Eversource Energy	51. TECO Energy
23.	Exelon	52. Tennessee Valley Authority
24.	FirstEnergy	53. UGI
25.	Idaho Power	54. Unitil
26.	ITC Holdings Corp.	55. UNS Energy
27.	LG&E and KU Energy Services	56. Vectren
28.	MDU Resources	57. Westar Energy
29.	NextEra Energy	58. Wisconsin Energy
59. Xcel Energy

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   A-1

Appendix B

Reconciliation of Non-GAAP Financial Metrics

The EPS financial Metric actual result represents an adjusted income per share (non-GAAP financial measure) that is derived from the following GAAP financial measure:

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) (GAAP financial measure)
Adjustments:	$64,227	$(3,657)	$224,543	$191,988
(1) Transaction-related expenses for the Peoples transaction	613	73,963	66,066	73,963
(2) Pre- acquisition interest expense for funds borrowed for acquisition of Peoples, net	2,643	—	5,961	—
(3) Overlapping net interest expense on refinanced debt	—	—	452	—
(4) Interest income earned on proceeds from April 2019 equity offerings	(6,898)	—	(23,377)	—
(5) Income tax effect of non-GAAP adjustments	777	(15,127)	(10,149)	(15,127)
Adjusted income (Non-GAAP financial measure)	$61,362	$55,179	$263,496	$250,824

Net income (loss) per common share (GAAP financial measure):
Basic	$0.28	$(0.02)	$1.04	$1.08
Diluted	$0.28	$(0.02)	$1.04	$1.08

Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.34	$0.31	$1.47	$1.41

Average common shares outstanding:
Basic	232,107	177,987	215,550	177,904
Diluted	232.581	178,431	215,931	178,399

Average common shares outstanding:
Shares used in calculating diluted net income per common share	232,581	178,431	215,931	178,399
(6) Adjustment for effects of April 2019 common share issuance	(37,370)	—	(25,903)	—
(6) Adjustment for effects of April 2019 tangible equity unit issuance	(16,271)	—	(11,278)	—
Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	178,940	178,431	178,750	178,399

Adjusted income per share is a key measure of our financial and operational results

B-1   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Appendix C

Articles of Amendment of

Essential Utilities, Inc.

(Majority Voting Amendment)

Paragraph 5.01(a) of Article V of the Amended and Restated Articles of Incorporation of the Corporation, as amended, is hereby amended to read as follows:(1)

“5.01(a) (1) Number; Term. The Board of Directors of the Corporation shall consist of such number of directors as shall be fixed from time to time by resolution of the Board adopted by a vote of three-quarters of the entire Board of Directors. Cumulative voting for directors shall not be permitted. Directors shall be elected at each annual meeting of shareholders, each elected director to serve for a term of one-year and until his or her successor is duly elected and qualified, in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Directors, in the manner provided in the Bylaws.

(2) Election of Directors.

(i) In an election of directors that is not a contested election, each director shall be elected by the vote of the majority of the votes cast with respect to that director. For the purposes of this Article V, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee.

(ii) In a contested election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.

(iii) For purposes of this Article V, a contested election is one in which the number of candidates exceeds the number of directors to be elected. The number of candidates for an election shall be determined in accordance with these Articles of Incorporation, the Bylaws, including any advance notice provisions of each, and applicable law.

(iv) If an incumbent director who is a candidate for re-election is not elected, the director shall be deemed to have tendered his or her resignation to the Board.”

(1)	The markings in this text are made to show the changes to be made to the existing Amended and Restated Articles of Incorporation of the Company. Bracketed language indicates text that is being deleted. Double underlined language indicates text that is being added.

ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT   C-1

Appendix D

Articles of Amendment of

Essential Utilities, Inc.

(Authorized Shares Amendment)

Paragraph 4.01 of Article IV of the Amended and Restated Articles of Incorporation, as amended, of the Corporation is hereby amended to read as follows:(1)

“4.01 The aggregate number of shares which the Corporation shall have authority to issue is [301,770,819] 601,770,819 shares, divided into [300,000,000] 600,000,000 shares of Common Stock, par value $.50 per share, and 1,770,819 shares of Series Preferred Stock, par value $1.00 per share. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of any class or any series of any class that may be desired. Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”

(1)	The markings in this text are made to show the changes to be made to the existing Amended and Restated Articles of Incorporation of the Company. Bracketed language indicates text that is being deleted. Double underlined language indicates text that is being added.

D-1   ESSENTIAL UTILITIES, INC. 2020 PROXY STATEMENT

Essential™
Providing natural resources for life.

Our Key Pillars

Infrastructure

We are committed to thoughtful and continuous investment in the infrastructure that delivers water and wastewater service and natural gas to our customers safely and reliably.

Operations

We are committed to responsibly leveraging our industry expertise, purchasing power, economies of scale and efficiencies and for operational excellence benefiting our customers and shareholders.

Environment

We take our role as a provider of water and natural gas very seriously, and we return treated wastewater back to the environment, cleaner than when we took it out. We are committed to sustainable business practices that protect these finite natural resources and work to ensure the environment is safeguarded for future generations.

Safety

We are committed to creating a culture that empowers employees to prioritize their safety and well-being and the safety of others above all else. We ensure safe treatment and delivery of water and gas to each customer we serve.

Design by Addison www.addison.com

Essential
Providing natural resources for life.

877.987.2782
www.essential.co

FSC
PLACEHOLDER

ESSENTIAL UTILITIES, INC. 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E99109-P37945	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESSENTIAL UTILITIES, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the nominees listed:

1.	To elect nine nominees for directors:				☐	☐	☐

Nominees:
	01)	Elizabeth B. Amato	06)	Francis O. Idehen
	02)	Nicholas DeBenedictis	07)	Ellen T. Ruff
	03)	Christopher H. Franklin	08)	Lee C. Stewart
	04)	Wendy A. Franks	09)	Christopher C. Womack
	05)	Daniel J. Hilferty

The Board of Directors recommends you vote FOR the following proposals:										For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2020 fiscal year:									☐	☐	☐

3.	To approve an advisory vote on the compensation paid to the Company's named executive officers for 2019:									☐	☐	☐

4.	To approve an amendment to the Articles of Incorporation to establish a majority voting standard in uncontested director elections:									☐	☐	☐

5.	To approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million:									☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

					Yes	No

Please indicate if you plan to attend this meeting.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Essential Utilities, Inc. Annual Meeting of Shareholders to be held May 6, 2020 at 8:00 a.m., Local Time, at the Peoples Natural Gas Headquarters, 375 North Shore Drive, Pittsburgh, PA 15212. Please present this original ticket for admission at the registration table.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://essential.co/investor-relations

E99110-P37945

Proxy

Essential Utilities, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ESSENTIAL UTILITIES, INC.

Proxy for Annual Meeting of Shareholders on May 6, 2020.

The undersigned hereby appoints Christopher P. Luning and Daniel J. Schuller, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Essential Utilities, Inc., to be held at the Peoples Natural Gas Headquarters, 375 North Shore Drive, Pittsburgh, PA 15212, at 8:00 a.m., local time on Wednesday, May 6, 2020 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Essential Utilities, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Essential Utilities, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the director nominees listed in Proposal No. 1 on the reverse side; FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2020 fiscal year in Proposal No. 2; FOR the compensation paid to the Company's named executive officers for 2019 in Proposal No. 3; FOR the approval of an amendment to the Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) to establish a majority voting standard in uncontested director elections in Proposal No. 4; FOR the approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock in Proposal No. 5; and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

Continued and to be signed on reverse side